UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Letter from Our Independent Chair of the Board
Dear Fellow Stockholders,
On behalf of the Board of Directors, I would like to begin by formally welcoming Sandy Douglas to his role as CEO and a director on our Board. After a robust CEO search process, working with a top tier search firm, our Board is confident that Sandy has the right experience, skills and leadership style for our Company, and we are looking forward to working alongside Sandy as we continue to strengthen our partnerships with our customers and deliver on our Fuel the Future strategy.
Upon the appointment of Sandy as CEO, the Board determined it was in the best interest of the Company and you, as our stockholders, to separate the roles of CEO and Chair of the Board. I am honored to serve as the Independent Chair of the Board, and I am looking forward to working closely with a dynamic and diverse group of executives and directors to drive long-term stockholder value while also overseeing the Company’s robust compliance, risk, ESG and governance policies and programs. We are also committed to continuing to seek input from our investors through our annual engagement process.
Board Refreshment, Board Leadership and Corporate Governance. We continue to focus on maintaining and enhancing our strong corporate governance practices, including Board evaluation and refreshment. In January 2021, we appointed Gloria R. Boyland to the Board and in August 2021, we appointed Sandy. We believe that Gloria’s customer-focused and supply-chain experience, together with Sandy’s background and expertise in customer-focused business-to-business-to-consumer distribution, sales, marketing and eCommerce will drive even more value into the Board’s oversight, and the Company’s execution, of our new Fuel the Future strategy. We made several enhancements to our corporate governance policies in fiscal 2021 responsive to stockholder feedback, including strengthening our recoupment policy, adding oversight of human capital management to our Compensation Committee Charter, revising our Corporate Governance Principles to include a diverse slate requirement for all director appointments and adopting a formal Stockholder Engagement Policy.
Better For All. We are extremely proud of our environmental, social and governance (ESG) commitments reflected in our “Better For All” campaign. Key elements of our ESG program include Board oversight of our ESG program, the creation of an ESG Executive Committee, the launch of long-term, ambitious goals, including the recent submission of a science-based emissions reduction target, and heightened focus on diversity, equity and inclusion efforts.
Stockholder Engagement. We continue to be deeply interested in hearing from you, our stockholders. This summer we conducted our fourth annual stockholder engagement program. We are happy to report that we spoke with holders of over 50% of our outstanding common shares across a broad spectrum of matters. These sessions provide us the opportunity to discuss a wide variety of topics with our stockholders, including our new Fuel the Future strategy, Board refreshment, executive compensation, ESG practices and other topics. We find these discussions very informative and, as a result of feedback received, we have made several enhancements to our executive compensation program over the years, including this year.
UNFI has embarked on an exciting journey in fiscal 2021, and on behalf of the entire Board of Directors, I would like to thank you for your continued investment and trust as we drive value for our customers and for you, our stockholders.

Sincerely,

Jack Stahl
Independent Chair

Letter from Our CEO
Dear Stockholders,
I am honored to be the new CEO of UNFI and to help execute on our Fuel the Future strategy to support our customers, expand and grow our services business, technologies and brands, focus on our people and optimize our supply chain network and retail banners. I have great confidence in the strength of our team and the opportunities ahead.
Fuel the Future. Fuel the Future is our blueprint for our next phase of growth. From our strong foundation, we are poised to elevate our business and deliver even more for our customers — with a focus on new ways of engaging our customers to support their brand strength and market positioning. Our mission is about making our customers stronger, our supply chain better and our food solutions more inspired. Our new strategic plan is squarely aimed at delivering upon our mission and vision through our corresponding values for us and our customers, with the cornerstone of doing the right thing and putting safety at the forefront. I am excited to be a part of the leadership team working toward achieving these strategic goals.
Diversity and Inclusion. We recognize that we have an important role to play in making our world and our Company a more equal and inclusive place. To that end, in the last year, our diversity and inclusion office has implemented policies and procedures that drive accountability and results, as we build-out metrics and best practices that are engrained in the way we do business. We are also committing to increase our spending with diverse owned suppliers and vendors and providing grants to support food justice in underserved communities through the UNFI Foundation. Additionally, we are committed to electing diverse candidates to our Board because we believe that creating a diverse and inclusive environment at UNFI starts at the top.
Dedication to Strong Corporate Governance Practices and ESG. Our commitment to doing things the right way remains steadfast. We are committed to being good stewards of our planet, our communities and our people through tangible action. In early 2021, we launched Better for All, our environmental, social and governance plan aligned to three pillars: building Better for Our World, Our Communities and Our People. Better for All focuses on six key priorities: climate action, waste reduction, food safety, food access, associate safety and wellbeing and diversity and inclusion. To track our progress against each of these areas, UNFI has established goals and commitments, which are set forth in our 2020 ESG Report, available on our website at www.betterforall.unfi.com.
In conclusion, I am very excited to have joined UNFI. I am proud and grateful for all of the incredible work of our front-line associates, as well as our corporate support teams during the pandemic and other challenges we faced. We are on a journey to Fuel the Future, together. On behalf of our Board of Directors, and everyone at UNFI, thank you for your continued support of this great Company.

Sincerely,

Sandy Douglas
Chief Executive Officer

Please vote. Stockholders may vote through the Internet, by telephone or by mail. Please refer to your proxy card or the notice of proxy availability distributed to you on or about November 23, 2021 for information on how to vote through the Internet, by telephone or by mail.

Notice of Annual Meeting of Stockholders
Meeting Information
Tuesday, January 11, 2022, 4:00 p.m. EST, with log-in at 3:45 p.m. EST.
You may attend our annual meeting of stockholders in January 2022 (Annual Meeting) through the Internet by virtual web conference at www.virtualshareholdermeeting.com/unfi2022. The meeting will be a virtual-only meeting, consistent with the three prior years. We believe the virtual meeting allows greater access for stockholders to participate in the meeting, hear from Management and ask questions than an in-person meeting in one geographic location.
Items to be Voted on
1.The election of ten nominees as directors to serve until the next annual meeting of stockholders.
2.The ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 30, 2022.
3.The approval, on an advisory basis, of our executive compensation.
4.Consideration of such other matters as may properly come before the meeting or any adjournments or postponements thereof.
Record Date
Only stockholders of record on our books at the close of business on Monday, November 15, 2021, will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.
Proxy Voting
Your vote is important. If you do not attend the Annual Meeting, we encourage you to vote your shares through the Internet, by telephone or by completing, dating, signing and promptly returning your proxy card to us in the envelope provided. The proxy materials provide you with details on how to vote by these three methods. If you decide to attend the Annual Meeting through the Internet, you may revoke your proxy and cast your vote during the meeting.
Proxy Materials
In accordance with rules approved by the Securities and Exchange Commission, we furnish proxy materials to our stockholders over the Internet. On or about November 23, 2021, we mailed to all stockholders of record as of the close of business on November 15, 2021, a notice containing instructions on how to access our Annual Report to Stockholders, which contains our audited consolidated financial statements for the fiscal year ended July 31, 2021; our proxy statement; proxy card; and other items of interest to stockholders on the Internet website indicated in our notice, at www.proxyvote.com, as well as instructions on how to vote your shares of common stock in connection with the Annual Meeting. That notice also provided instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders if you desire.

By Order of the Board of Directors,

Jill E. Sutton, Esq.
Chief Legal Officer, General Counsel and Corporate Secretary November 23, 2021

Forward Looking Statements
This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ from our expectations, estimates and projections, and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might,” “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations with respect to our future performance and the drivers of that performance. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside our control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the impact and duration of the COVID-19 pandemic; (2) labor and other workforce shortages and challenges; (3) our dependence on principal customers and material changes in our customers relationships; (4) our ability to recognize the anticipated benefits of our acquisitions and strategic initiatives, including the acquisition of SUPERVALU INC. (Supervalu), which may be affected by, among other things, increased competition in our industry and our ability to grow and manage growth profitably and retain key employees; (5) our ability to optimize our network of distribution centers to serve our customers and retain existing customers; and (6) other risks and uncertainties identified in our filings with the Securities and Exchange Commission (SEC). More information about other potential factors that could affect our business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended July 31, 2021 filed with the SEC.

Proxy Statement Summary
For the Annual Meeting of Stockholders, January 11, 2022

Voting Matters

Proposal	Board Recommendation	Page
Proposal 1—Election of Directors	FOR	16
Proposal 2—Ratification of Independent Auditor	FOR	54
Proposal 3—Say on Pay Resolution	FOR	56

Director Nominees
Our business and affairs are managed under the direction of the Board of Directors (the Board). The Board currently consists of ten (10) directors, eight (8) of whom are independent.
Information about our directors and the committees on which they serve is set forth below. Each director serves a one-year term and has been nominated for re-election.

Name	Age	Director Since	Audit	Compensation	Nominating and Governance
Eric F. Artz Independent	54	Oct 2015	—	✓	✓
Ann Torre Bates Independent	63	Oct 2013	CHAIR	—	—
Gloria R. Boyland Independent	61	Jan 2021	✓	—	✓
Denise M. Clark Independent	64	Feb 2013	—	—	CHAIR
J. Alexander (Sandy) Miller Douglas Chief Executive Officer	60	Aug 2021	—	—	—
Daphne J. Dufresne Independent	49	Oct 2016	—	CHAIR	—
Michael S. Funk Co-Founder	67	Feb 1996	—	—	—
James L. Muehlbauer Independent	60	April 2019	✓	✓	—
Peter A. Roy Independent	65	June 2007	—	✓	✓
Jack Stahl Independent Chair	68	June 2019	✓	—	—

New This Year
Fuel the Future Strategy Announced in June 2021
As a leading distributor of natural, organic, specialty, produce and conventional grocery and non-food products, and provider of support services to retailers in the United States and Canada, we believe we are uniquely positioned to provide the broadest array of products and services to customers throughout North America. In fiscal 2021, we continued to leverage our scale and unmatched customer offering to deliver full-year results that were at, or above, our initial expectations. With our Fuel the Future strategy and the six underlying pillars, our new leadership structure and robust governance updates, we believe we are well positioned to drive growth in the years to come.
In June 2021, we announced our new strategy, Fuel the Future, to support our mission to make our customers stronger, our supply chain better and our food solutions more inspired.

UNFI fuel the FUTURE
STRATEGIC PILLARS

FULFILL POWER IN SCALE
TASTE THE FUTURE
RETAIL OPTIMIZED
UNLOCK THE CUSTOMER EXPERIENCE
UNFI PRIDE
EARN RESULTS

F — FULFILL POWER IN SCALE

Best-in-Class Food Distribution Supply Chain

- **DC Network Optimization:** Capacity, consolidation, automation
- **Operational Excellence:** Associate productivity & engagement
- **ONE UNFI:** One order, one truck, one invoice

U — UNLOCK THE CUSTOMER EXPERIENCE

Transformational Service & Solutions

- **Sales Force Effectiveness:** Growth partners at the ready
- **Tailored Solutions:** Customized platforms only UNFI can deliver
- **Enhanced Communications:** Transactional & transformational tools
- **Data-Driven Decision Making:** Industry-leading insights and unlocks

T — TASTE THE FUTURE

Innovation that Drives Margin & Differentiation for UNFI

- **Culture of Innovation:** Leadership, courage, forward-thinking
- **Growth Platforms:** Brands+, Pro-Services, Fresh, eCom
- **New Revenue Sources:** Exploring & investing in what's next

U — UNFI PRIDE

Investing in Our People, Planet and Purpose

- **Vision/Mission/Values:** Building our future together
- **Diversity & Inclusion:** Accepting & valuing differences
- **Safety Matters:** Our people are our greatest resource
- **Environmental, Social, Governance:** We believe in better for all

R — RETAIL OPTIMIZED

Delivering for Consumers & Communities

- **Evolve Our Experience:** Consumer-first improvements
- **More Than a Store:** Advancing our stores
- **Invest in People:** Training & development

E — EARN RESULTS

Accelerate Growth / Return for UNFI & Its Shareholders

- **Revenue Outpaces the Industry:** It begins by winning with our customers
- **Expanding the Bottom Line:** EBITDA growth is faster than topline
- **Expense Management/ Value Path:** Identifying efficiencies across the business
- **Debt Reduction:** Removing obstacles & investing in future growth

ESG - Better For All

•Announced our Better for All ESG campaign, which includes ambitious, long-term goals meant to make the world, our communities, and our people better
•Expanded ESG disclosure in last year’s proxy statement and in our 2020 ESG Report issued in January 2021
•Established an ESG Executive Committee to drive strategic execution of our ESG initiatives in addition to Nominating and Governance Committee oversight
•Submitted science-based emissions reduction targets to the Science-Based Targets Initiative in October 2021

New Chief Executive Officer (CEO) and Board Leadership

•Appointed Sandy Douglas as CEO and member of the Board in August 2021 after a robust search to succeed Steven Spinner, who announced his retirement in the Fall of 2020
◦CEO Succession Planning Committee of the Board with mandate to facilitate the CEO selection process
◦Engaged top tier search firm to develop a CEO profile that reflected skills, experience and leadership style aligned with the Company’s strategic needs and future growth objectives
◦Conducted robust interview and assessment process for CEO candidates, internal and external, against this profile and other factors
◦Appointed the new CEO most qualified for service in this role and as a director of the Board, based on this comprehensive process
•Separated our Chair and CEO roles and appointed Jack Stahl as Independent Chair upon appointment of CEO
•Updated our Corporate Governance Principles in September 2021 to add rotational guidelines for Board and Committee leadership positions

Governance Updates

•Enhanced our recoupment policy to provide for forfeiture of incentive compensation in certain cases of misconduct resulting in financial harm and to require disclosure in certain circumstances
•Adopted a formal Stockholder Engagement Policy to support our robust stockholder engagement process that includes both Management and Directors
•Updated our Social and Environmental Policy to align with outcomes of our ESG materiality assessment, articulate our commitment to ESG and outline our principles for achieving our ESG goals
•Enhanced our stock ownership guidelines in September 2020 for Directors and executive officers to limit the number of unvested shares that may count toward the guidelines and require ownership by additional senior officers
•Revised Corporate Governance Principles in September 2021 to require a diverse slate for all director candidates going forward to complement our commitment to a diverse Board
•Amended Compensation Committee Charter to include oversight of human capital management

Board Refreshment

Assess	è	Identify	è	Evaluate and Recommend
•Review desired skills against our current strategy •Consider our Director eligibility guidelines, including independence and diversity considerations •Create a director candidate profile		•Third-party recruiter identifies potential candidates •Any director slate must include diverse candidates •Stockholders ability to present candidates to our Board for consideration
•Nominating and Governance Committee reviews skills, qualifications, diversity, independence and potential conflicts
•Candidates meet with full Board
•Nominating and Governance Committee recommends selected candidates to full Board

Results ê 5 new directors (4 Independent) appointed over the last 5 years (including 2 in 2021)
We are committed to actively refreshing our Board and each committee to maintain a mix of short-, medium- and long-tenured directors, which we believe promotes strong Board governance. We also proactively manage potential vacancies due to retirement. The Board engages a top tier third-party recruiter to identify and recommend diverse candidates that will complement the existing skill set and qualifications of our current Board, our strategic vision and our corporate values.
In January 2021, after the retirement of a long-tenured director, the Board appointed Gloria R. Boyland to serve as a Director. Ms. Boyland is currently a member of the Audit Committee and Nominating and Governance Committee. Her appointment adds significant customer-focused experience, as well as large-scale supply chain expertise to the collective experience of the existing Board in areas that serve to advance our long-term strategic objectives. As noted above, the Board recently appointed Mr. Douglas to serve as CEO and a member of the Board. His background and expertise in customer-focused business-to-business-to-consumer distribution, sales, marketing and eCommerce further align with our focus on growing the core business while investing in innovation. The addition of Ms. Boyland and Mr. Douglas further our commitment to ongoing Board refreshment, resulting in the addition of five Directors (four independent) over the last five years with further efforts to refresh the Board underway.
2021 Stockholder Outreach

Met with holders of over 50% of our stock	Fourth consecutive year of robust engagement	Formal Engagement Policy
We engaged with holders of over 50% of our outstanding stock again this year. In these meetings, we discussed significant Company updates, such as the announcement of the new Fuel the Future strategy, the appointment of our new CEO and our ESG programs. We also generally seek investor feedback about how we can further enhance our good governance principles and executive compensation programs. Our ESG team also conducted separate ESG calls with certain investors upon request. Overall, the feedback we received was positive and Management provided a summary of such feedback to the Board for discussion.

Responsive Actions to Feedback

Enhanced disclosure	Revised several components of Executive Compensation Program	Strengthened governance policies

See “Corporate Governance—Stockholder Engagement” and “Executive Compensation—Compensation Discussion and Analysis—Say on Pay Vote, Investor Engagement and Responsive Action” for more discussion of actions we took in response to these conversations.

Governance Highlights

✓	Eight of ten directors are independent	✓	Board oversight of ESG; Better For All Campaign launched in 2021

✓	Active stockholder engagement four consecutive years - recently adopted formal Stockholder Engagement Policy	✓	Fully integrated and enhanced Enterprise Risk Management Program

✓	Recently enhanced stock ownership guidelines for directors, executive officers and additional senior officers	✓	Robust Board refreshment process - 5 new Directors in last five years
✓
Strong Executive Compensation Governance:

•Fully independent Compensation Committee with newly appointed Chair
•Long-term incentive compensation capped and aligned with predetermined financial metrics
•New independent compensation consultant retained in fiscal 2021
•No gross ups or excessive perquisites
•Robust Stock Ownership Guidelines and Recoupment Policy

How to Vote:

Phone	Internet before meeting	Mail	During the meeting
1-800-690-6903	www.proxyvote.com	Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717	www.virtualshareholdermeeting.com/unfi2022
How to attend and ask questions at the meeting:
•Attend the Annual Meeting online, including to vote and/or submit questions at www.virtualshareholdermeeting.com/unfi2022
•The Annual Meeting will begin at approximately 4:00 p.m. EST (log-in at 3:45 p.m.) on Tuesday, January 11, 2022
•You may submit questions for the meeting in advance at www.proxyvote.com
•You may submit live questions during the meeting at www.virtualshareholdermeeting.com/unfi2022

For more information about voting and attending the meeting, see “Information About the Meeting,” beginning on page 60.

Corporate Governance
Governance Highlights
We are committed to best practices in corporate governance. Some of our key corporate governance programs are summarized below, with further information provided throughout this proxy statement.
Independent Oversight
•Independent Board Chair
•Eight out of ten director nominees are independent
•Regular executive sessions of independent directors at Board and Committee meetings
•100% independent Board Committees, with strong Committee mandates and rotating leadership terms
•Comprehensive Board oversight of new Fuel the Future strategy development and execution, including measurement of performance against key performance indicators
•Active Board oversight of the Company’s compliance and risk management, including enhanced Enterprise Risk Management program and strengthened Corporate Compliance Program
•Board and Committees may hire outside advisors independent of Management
•Board oversight of ESG through Nominating and Governance Committee
•Board oversight of human capital management through Compensation Committee
Board Skills and Qualifications
•Regular Board refreshment and mix of tenure of directors
•Diverse backgrounds, ages, experiences and qualifications, with a view to making changes as needed to continue to add value and meet our evolving strategic needs
•Diverse gender, race, ethnicity and sexual orientation, with further commitment to Board diversity demonstrated through formal adoption of diverse slate requirement
•Deep industry expertise
•Annual Board and Committee self-evaluations and individual director performance reviews
•Mandatory director retirement age of 75
•Orientation program for new directors and ongoing director education programs for all directors
•Limitations on other board positions; Directors and executive officers must notify the Chair of the Nominating and Governance Committee and the CEO of potential appointments in advance for review by the Committee
Good Governance Practices
•Annual comprehensive review of governance policies leading to the following updates since the beginning of fiscal 2021:
◦Recoupment (“clawback”) policy for executives expanded to include forfeiture of incentive compensation in certain cases of misconduct resulting in reputational harm and require public disclosure in certain circumstances
◦Director and executive stock ownership policies requiring meaningful levels of ownership, expanded to include additional senior officers and more stringent requirements
◦Amended our Social and Environmental Policy to align with priorities identified through materiality assessment
◦ESG matters overseen by Nominating and Governance Committee, supported by a newly created ESG Executive Committee
◦Adopted a formal Stockholder Engagement Policy to support our robust engagement participation by Management and our Board
◦Corporate Governance Principles amended to require initial pool of director candidates to include diverse individuals, reflect separation of Chair and CEO roles, and provide for rotational guidelines for Board and Committee leadership positions
•Human capital management oversight
◦In Fiscal 2021, we formalized Compensation Committee oversight for human capital management matters with a focus on associate wellbeing across a variety of measures

◦Human capital management and diversity and inclusion are key elements of our UNFI Pride strategic pillar
◦Focus on associate engagement, empowerment and safety to allow for innovation and best-in-class solutions for our customers and suppliers
•Prohibition on hedging or pledging of Company stock by directors and executive officers included in stock ownership guidelines and insider trading policy
•Strong policies restricting trading by insiders, including discussion-based preclearance process
•Ongoing Board review and implementation of robust data and cyber security programs
Stockholder Rights
•Annual election of all directors
•Majority vote and director resignation policy for directors in uncontested elections
•Bylaws provide proxy access right for stockholders (3% ownership threshold continuously held for 3 years/2 director nominees or 20% of the Board/20 stockholder aggregation limit)
•Stockholder right to call special meeting by stockholders owning at least 25% of the outstanding shares
•One class of shares, with each share entitled to one vote
•No poison pill
We maintain a corporate governance section on our corporate UNFI website that includes key information about our corporate governance initiatives and our Code of Conduct. The corporate governance information can be found at www.unfi.com, by clicking on “Governance” listed under “Investors” at the bottom of our website. Copies of our Corporate Governance Principles, our Code of Conduct, our Social and Environmental Policy and the charters for each of the Board’s Committees can be found on our website. During fiscal 2021, we revised and updated the charters for each Committee and in September 2021, we updated the Corporate Governance Principles, each in connection with our ongoing comprehensive review of our governance practices. Information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document.
Director Independence
Our Corporate Governance Principles require a majority of the members of the Board to be independent directors as such term is defined in the New York Stock Exchange (NYSE) listing standards. The Board, upon the recommendation of the Nominating and Governance Committee, has determined that eight of its ten current members are independent. Our eight independent directors are Eric F. Artz, Ann Torre Bates, Gloria R. Boyland, Denise M. Clark, Daphne J. Dufresne, James L. Muehlbauer, Peter A. Roy and Jack Stahl. Michael S. Funk, one of our co-founders, was an employee until January 1, 2019, and will qualify as independent under the NYSE rules in calendar year 2022. Sandy Douglas is our CEO.
Our Corporate Governance Principles and the charter for each of the Board’s standing Committees—the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee—require all members of such Committees to be independent within the meaning of the NYSE listing standards and the SEC’s rules. The charter of the Audit Committee requires each of its members to meet the definition of independence under Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the SEC’s rules thereunder. The charter of the Compensation Committee requires each of its members to be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.
Independent Chair
The Independent Chair is elected annually by the independent directors of the Board. Upon the appointment of Mr. Douglas as the new CEO effective August 2021, the independent directors appointed Mr. Stahl to serve as the Board’s Independent Chair. Mr. Roy, our Lead Independent Director since 2019, stepped down from that role, which was eliminated with the appointment of an independent chair. In accordance with our recently revised Corporate Governance Principles, the Board must elect an Independent Chair annually and will consider rotation of the Independent Chair every three to five years based on the best interests of the Company at that time. The Independent Chair is responsible for coordinating the activities of the other directors and for performing such other duties and responsibilities as the Board may determine from time to time, which are set forth in our Corporate Governance Principles, including:
•Providing leadership of the Board;
•Serving as principal liaison between the Directors and senior Management, and particularly the CEO;
•Providing input to the Board and the Nominating and Governance Committee on the membership of various committees;

•Advising and assisting the chairs of the Board’s committees in fulfilling such individuals’ roles and responsibilities;
•Suggesting an appropriate schedule of and agenda for the Board’s meetings and including the Board’s and CEO’s input into the agenda for the Board’s meetings;
•Leading the independent directors in their role in the annual evaluation of the performance of the CEO, providing any feedback to the Chair of the Nominating and Governance Committee and overseeing actions to address the outcomes of such evaluations;
•Overseeing the process for CEO succession in coordination with the Nominating and Governance Committee;
•Determining the retention of advisors and consultants who report directly to the Board;
•Chairing regular and special Board meetings and shareholder meetings; and
•Presiding at meetings in executive session.
A description of the duties of the Independent Chair is included in the Corporate Governance Principles, a copy of which can be found in the “Governance” section of our website at www.unfi.com.
Board Leadership Structure
As of August 2021, our Board is led by an Independent Chair, Mr. Stahl. Upon the appointment of a new CEO, the Board determined that the positions of CEO and Chair should be separated and that the two roles, with separate and delineated accountabilities, were most appropriate for the Company at the current time. In making this determination, the Board considered that separating the roles would allow the new CEO to focus his time on the day-to-day operations of the business and execution of the Company’s strategy. The allocation of Board accountability and oversight to Mr. Stahl, an independent Board member with substantial public company executive and board oversight experience, would further this objective while also creating the opportunity for Mr. Stahl to work closely with the new CEO on matters coming before the Board. In making this decision, the Board also considered the input of certain stockholders reflecting a desire for the separation of the Chair and CEO roles.

Our Corporate Governance Principles do not require the Chair of the Board to be independent and do not specify whether the positions of Chair of the Board and the CEO must be separated. The Board will regularly consider the appropriate leadership structure for the Company at any given time and has determined that the Company and its stockholders are best served by the Board retaining discretion to determine whether the same individual should serve as both CEO and Chair, or whether the roles should be separated. The Board believes that it is important to retain the flexibility to make this determination at any point in time based on what it believes will provide the best leadership structure for the Company, based on the prevailing facts and circumstances at such time.

Risk Oversight

Full Board
The Board has overall responsibility for risk oversight. The Board exercises its oversight responsibilities with respect to strategic, operational and competitive risks, as well as risks related to the succession planning of our CEO and other members of senior Management. The Board has delegated responsibility for the oversight of certain risks to its Committees. All Committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk. Certain risks are overseen by the full Board directly, such as strategic, cyber, other operational and macro-environment risks.

Audit Committee	Compensation Committee	Nominating & Governance Committee
The Audit Committee and full Board receive Management’s quarterly Enterprise Risk Management (ERM) report and the Audit Committee discusses significant financial risk exposures and the steps Management has taken to monitor, control, and report such exposures with Management, the Company’s internal audit department and our independent auditor.

The Compensation Committee is responsible for developing and maintaining compensation policies and programs that are aligned with pay for performance, stockholder interests and the other elements of the executive compensation philosophy developed and maintained by the Committee. Embedded in this philosophy and foundational to these programs is that they mitigate any unnecessary and excessive risks in our compensation plans and programs that could threaten our long-term value. For more discussion of risk considerations in our compensation programs, see “Executive Compensation—Compensation Discussion and Analysis—Compensation Risk Assessment.”

The Nominating and Governance Committee oversees our compliance programs and our ESG programs. This Committee also participates extensively in our Enterprise Risk Management and compliance programs generally, actively considering assessment and mitigation for risks that do not fall within the purview of the Audit Committee or the Compensation Committee, as well as overseeing active CEO succession planning process and other risks that fall within the matters covered by its charter.

Committees may address other risks on an ad hoc basis, as appropriate. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company, allowing the consideration of key risks to be allocated across Committees so that sufficient time, attention and expertise are directed to the respective risks the Company faces.
Anti-Hedging and Insider Trading Policies
Our stock ownership guidelines and our Policy Regarding Trading in Company Securities (Insider Trading Policy) include prohibitions against speculative trading activities in relation to Company securities. Senior employees, including executive officers and non-employee directors, are strictly prohibited from entering into any transaction that would operate as a hedge against their stock ownership position or that would hedge against the financial effect of their building up stock ownership to reach the requirements set forth in our stock ownership guidelines. Under our Insider Trading Policy, directors, certain employees (including executive officers) and other individuals with access to material non-public information about the Company are prohibited from engaging in transactions in Company securities during blackout periods (other than in accordance with a pre-approved Rule 10b5-1 trading plan), and such persons are required to preclear (through discussion) any transactions in Company securities with a member of our legal department who is trained in these conversations. Certain insiders who have been identified as regularly having access to material nonpublic information are restricted to trading during quarterly open window periods, and then may trade only after preclearance. Under our policy governing 10b5-1 trading plans, we permit all directors and employees, including executive officers, to enter into 10b5-1 plans during an open window period when they are not in possession of material nonpublic information. All plans must have a 30-day “cooling-off” period between entering into a plan and the start of trading under that plan, and no plan may be shorter than six months or longer than 18 months.
Committees of the Board of Directors
The Board currently has three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Governance Committee. Upon recommendation of the Nominating and Governance Committee, the full Board appoints members of each committee. Each committee is responsible for appointing its chair.

Compensation Committee
The Compensation Committee establishes or approves all policies and procedures related to our human resources function with respect to our executive officers, including employee compensation, incentive programs, and the 401(k) Plan, and administers our stock incentive plans. Additionally, this Committee evaluates and establishes the respective compensation of our executive officers on an individual basis, including our Chief Financial Officer (CFO), and recommends compensation of our CEO for approval by the Board. The Compensation Committee also reviews the compensation of certain other members of our senior management team and recommends to the Board the compensation for our non-employee directors. For a description of the role of the Compensation Committee, its consultants and management in setting executive compensation, see “Executive Compensation—Compensation Discussion and Analysis—How We Make Decisions Regarding Executive Pay.” The Compensation Committee also approves our compensation discussion and analysis included in our annual proxy statements. The Compensation Committee oversees our leadership development and management succession planning (although the Nominating and Governance Committee oversees active CEO succession planning process), as well as our diversity initiatives. Additionally, the Compensation Committee oversees human capital management matters, including reviewing and overseeing key diversity and inclusion initiatives and Human Resources policies and practices.
The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of our CEO, CFO, Chief Human Resources Officer (CHRO) and Chief Legal Officer, General Counsel and Secretary. Compensation Committee meetings are regularly attended by the CEO, the CFO, the CHRO and the Chief Legal Officer. At certain meetings during fiscal 2021, including each of its regular meetings, the Compensation Committee met in executive session. The Compensation Committee’s Chair reports the Committee’s recommendations on CEO executive compensation to the Board, which sets the CEO’s compensation, and reports its determinations on other executive compensation to the Board. Independent advisors and our finance, human resources, benefits and legal departments support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for (and, as may be necessary or advisable, change or terminate) a compensation consultant, legal counsel or other advisor as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee annually evaluates the independence of its consultants, assesses their performance and establishes annual scope of work and fees for the consultants pursuant to a pre-approval policy. Following a thorough search process, the Compensation Committee engaged a new compensation consultant, Frederic W. Cook & Co. (FW Cook) during fiscal 2021 as a good governance practice given the tenure of the prior consultant.
The Compensation Committee’s charter is available on our website, www.unfi.com. The charter was most recently amended in March 2021. The Compensation Committee held six meetings during fiscal 2021. The current members of the Compensation Committee are Ms. Dufresne (chair) and Messrs. Artz, Muehlbauer and Roy, each of whom is an independent director under the SEC and NYSE rules applicable to compensation committee members.
Audit Committee
The Audit Committee is responsible for monitoring the integrity of our financial reporting process and systems of disclosure controls and internal controls over financial reporting; monitoring the independence and performance of our independent registered public accounting firm; and overseeing our internal audit department. Among the Audit Committee’s duties are to review the results and scope of the audit and other services provided by our independent registered public accounting firm. The Audit Committee is also responsible for overseeing the finance and accounting matters regarding related party transactions under our Related Party Transaction Policy and certain compliance matters under our Code of Conduct.
The Audit Committee’s charter is available on our website, www.unfi.com. The charter was most recently amended in March 2021. The Audit Committee held four meetings during fiscal 2021. The current members of the Audit Committee are Mses. Bates (chair) and Boyland and Messrs. Muehlbauer and Stahl, each of whom is an independent director under SEC rules and the NYSE listing standards applicable to audit committee members. The Board has determined that all members of the Audit Committee are financially literate and Ms. Bates and Messrs. Muehlbauer and Stahl are audit committee financial experts, as defined by the rules and regulations of the SEC.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for developing, reviewing and recommending to the Board for adoption our Corporate Governance Principles; identifying and nominating candidates for election to the Board; assessing and making recommendations to the Board regarding the size and composition of the Board; making recommendations to the Board regarding the size, composition, scope of authority, responsibilities and reporting obligations of each of the Board’s Committees; assisting the Board in conducting performance reviews process of the Board and its Committees and members; oversight of our ESG programs; oversight of active CEO succession planning process; and other duties and responsibilities. The Nominating and Governance Committee is also responsible for reviewing related party transactions under our Related Party Transaction Policy and oversees certain compliance matters under our Code of Conduct that are not related to finance or accounting (which are overseen by the Audit Committee), and provides oversight of general risk and compliance areas not falling under the Audit Committee or Compensation Committee. Additionally, the Nominating and Governance Committee oversees our political contributions, policies and commitments. Our Political Activities and Government Relations Policy, together with our Code of Conduct, provide for oversight of political contributions, including that any corporate contributions must be reviewed and approved in writing by our Chief Legal Officer, be in compliance with applicable law and be properly disclosed.
For information regarding the director nomination process undertaken by the Nominating and Governance Committee, please refer to “Proposal 1—Election of Directors—Nomination of Directors.”
The Nominating and Governance Committee’s charter is available on our website, www.unfi.com. The charter was most recently amended in March 2021. The Nominating and Governance Committee held nine meetings during fiscal 2021. The current members of the Nominating and Governance Committee are Mses. Clark (chair) and Boyland and Messrs. Artz and Roy, each of whom is an independent director under SEC and NYSE rules.
Board Meetings
During fiscal 2021, the Board met twelve times and following each of the Board’s regularly scheduled quarterly meetings, the independent directors met in executive session without the presence of Management. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served. We encourage each member of the Board to attend our annual meeting of stockholders. All nine of our directors who were standing for re-election attended our last annual meeting.
Stockholder Engagement
Stockholder engagement is an important and regular part of the Company’s strategy so that the Board and Management are aware of and respond to stockholder input on a broad spectrum of business and governance matters. Members of Management, including our Chief Legal Officer, General Counsel and Secretary, CHRO and Head of Investor Relations, as primary participants, have engaged in discussions with stockholders as part of our efforts to gain an understanding of stockholder views. Directors are generally available to participate in our engagement meetings upon request from stockholders. For the fourth consecutive year, the Company reached out to a significant percentage of its stockholders, and we met with holders representing more than 50% of our outstanding shares. Management found its outreach efforts over the past four years to be very helpful in understanding our investors’ perspectives on various business and governance matters and intends to maintain ongoing discussions with a large number of investors each year. Additionally, members of our ESG team engaged in ESG-focused meetings with certain investors, upon request.
Topics of discussion included business performance; our updated strategy; our safety protocols and procedures in response to the COVID-19 pandemic; our CEO succession plan; our corporate governance, including Board refreshment and Board leadership structure; our commitments to diversity and inclusion; our executive compensation, and many investors acknowledged the improvements made in response to our stockholder engagement over the last two years; and our ESG programs and initiatives. After our engagement discussions, Management provides the feedback received from our stockholders to the Board. Since the beginning of fiscal 2021, we have taken the following governance actions directly responsive to our stockholder conversations:

WHAT WE HEARD		WHAT WE DID

Separate role of CEO and Chair	→	Upon appointing a new CEO, we separated the role of CEO and Chair of the Board and appointed an Independent Chair

Enhance proxy statement disclosure to include Director skills matrix	→	Added our Director skills matrix in our 2020 proxy statement

Disclose metrics of Board composition and diversity	→	Included Board composition and diversity metrics in our proxy statement disclosure

Expand ESG disclosure	→	Expanded ESG disclosure in our proxy statement, ESG Report and through the launch of our Better for All campaign

Continue Board evaluation and refreshment	→	Continuously evaluate our Board and refreshment efforts (added four new independent directors in last five years, including one in 2021)
See “Executive Compensation—Compensation Discussion and Analysis—Say on Pay Vote, Investor Engagement and Responsive Action” for a discussion of actions we took in response to conversations regarding executive compensation.

Board Evaluation and Refreshment
Our Board regularly evaluates its composition, assessing individual director’s skills, qualifications and experience to align the overall Board composition to best meet the needs of the Company’s evolving long-term business strategy. Each year, the Board undertakes a thorough Board and Committee evaluation process, including peer feedback on individual directors, using a comprehensive set of questionnaires requesting quantitative and qualitative input from directors. The Board uses a skills matrix to assess the contributions, background and experience of each director with those sought-after skills. The process also includes individual discussions with the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee also considers any additional skills, qualifications and experience that may be needed to meet the evolving strategic needs of the Company. In addition, the Nominating and Governance Committee is committed to considering a facilitated, third-party assessment every two to three years.
The Committee considers prospective candidates and identifies appropriate individuals for the Board’s further consideration. The Nominating and Governance Committee also assesses the proper mix of skills and expertise for directors serving on the Board’s committees. The Board is highly skilled and qualified, and committed to the Company’s success, as indicated by the high attendance rate and robust discussion and debate that occurs during each Board and committee meeting.
In August 2021, upon the appointment of Mr. Douglas as our new CEO and board member, the Board, upon the recommendation of the Nominating and Governance Committee, appointed Mr. Stahl as Independent Chair of the Board and Mr. Roy stepped down as Lead Independent Director. Additionally, Ms. Dufresne was appointed as Chair of the Compensation Committee. Further, in September 2021, our Board, upon the recommendation of the Nominating and Governance Committee, revised the composition of the Compensation Committee and the Nominating and Governance Committee. The current composition of each committee is disclosed above.
In fiscal 2021, the Board completed its annual self-evaluation process and considered additional skills and experience that may be desirable in light of our new strategy, the ongoing impacts on our industry of the COVID-19 pandemic and rapidly evolving retail landscape. In connection with Mr. Heffernan’s retirement, the Board appointed Ms. Boyland to the Board in January 2021. Ms. Boyland had been recommended to us by a search firm retained by the Nominating and Governance Committee. Additionally, after reviewing the results of the self-evaluation process and appointing a new CEO and Board member, the Board continues to work with a third-party consultant to appoint at least one additional director to complement the existing Board’s skill set with additional targeted experience in eCommerce programs and including diverse candidates.
Board Tenure

Average Director Tenure is 7.4 years

4 Directors	4 Directors	2 Directors

0 - 4 years	5 - 9 years	10+ years
4 Independent Directors added in last 5 years
Board Diversity
Our Board is diverse in gender and ethnic background, as well as having a broad range of experience. The Nominating and Governance Committee charter provides for the consideration of diversity, including gender, race, ethnicity and sexual orientation, when considering Board candidates. Additionally, in September 2021, the Board amended our Corporate Governance Principles to formally require the initial pool of director candidates for any director search to include qualified diverse candidates to further support our commitment to a diverse and qualified Board.

4		2		1
	are female		identify as African American		identifies as LGBTQ+

Summary of Board Skills, Experiences and Qualifications

Skills, Experiences and Qualifications	Director
	Artz	Bates	Boyland	Clark	Douglas	Dufresne	Funk	Muehlbauer	Roy	Stahl
Significant experience in business, education, the professions or public service	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Commitment to areas aligned with the Company’s public interest commitments	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Service as an executive officer for another public company	✓	✓			✓			✓	✓	✓
Experience in the Company’s industry					✓	✓	✓		✓
Experience with risk oversight	✓	✓	✓	✓	✓	✓	✓	✓		✓
Experience with stockholder engagement		✓			✓	✓	✓	✓	✓	✓
Information technology experience		✓	✓	✓
International experience				✓		✓		✓		✓
Experience in leadership development		✓		✓	✓	✓	✓	✓	✓	✓
Experience with mergers and acquisitions		✓	✓	✓	✓	✓	✓	✓	✓	✓
eCommerce experience				✓	✓
Supply chain management experience	✓		✓		✓		✓	✓	✓	✓
Consumer products/retail experience	✓			✓	✓			✓		✓
Senior operations management/CEO	✓	✓			✓		✓		✓	✓
Strategic thinking, planning and execution	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Experience in broad-scale mergers, acquisitions and integration		✓	✓			✓		✓		✓
Operating financial expertise (CFO)	✓	✓						✓		✓
Senior operations experience in industry or adjacent industry					✓		✓		✓	✓
Highly leveraged / “turnaround” structures experience						✓				✓
Regulatory/Public Service/Public Health			✓
Environmental, Social and Governance Practices
We have long been committed to incorporating environmentally sustainable and socially responsible practices into our business operations. This commitment is described in our Social and Environmental Policy, which was most recently updated in September 2020 and is available on our website, www.unfi.com. Our Nominating and Governance Committee has direct oversight of our policies and strategies addressing environmental, social and governmental matters, including sustainability, corporate social responsibility and political contributions, and is responsible for reporting to the Board on such matters at least annually. In fiscal 2021, we created the ESG Executive Committe, an executive steering committee to oversee implementation of our ESG initiatives and provide executive sponsorship for our ESG strategy and goals.
Our commitment is further evidenced by more than ten years of issuing Corporate Social Responsibility (CSR) reports, now ESG reports, highlighting our focus on sustainability and philanthropy. Our 2020 ESG Report referenced Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB) standards and Task Force on Climate Related Financial Disclosures (TCFD). The GRI and SASB tables are available on our website.

In fiscal 2021, we launched our “Better for All” campaign and discussed our 2030 vision, an ambitious ten-year plan to pioneer solutions across the food system. Our plan includes expanding and enhancing our policies and practices related to climate change, waste reduction, food access, safety and well-being and diversity and inclusion.

We expect to release our 2021 ESG report in the coming months, which will include more detail on our long-term goals and how we serve our communities, employees and the environment. When issued, the report will be available on the “ESG” section of our website. Examples of our ESG initiatives and commitment to doing better are highlighted below.

Better for Our World
•Science-based target submitted for approval to the Science Based Targets initiative
•Joined U.S. Food Loss and Waste 2030 Champions
•Cross-functional team creating a consolidated set of policies, standard operating procedures and training to reduce food waste
•UNFI Climate Action Hub to officially launch in the coming months, which will offer opportunities for partnership across our supply chain
•Added more than 53 all-electric trailers to fleet in California

Better for Our Communities
•Nearly 28 million pounds of food donated in fiscal 2021
•UNFI Foundation grants support food justice in our communities (greater than $1 million in fiscal 2021)
•Outstanding recent Safe Quality Food (SQF) audit scores (averaging over 95% in fiscal 2021)
•Continued improvement in Cub Ecolab food safety scores
•Creating council of experts to guide food access strategy

Better for Our People
•Launched new Safety Brand in June – Every Moment Matters – including enhanced safety programs and training and safety observations
•Expanding access to wellbeing and EAP programs, and launched a wellness program to provide employees with tools and resources to encourage healthy habits and track progress
•Piloting “mental health first aid” sessions
•Established Diversity Council and launched four Belonging and Innovation Groups
•Inclusion 101 Guide launched to associates
•Rolled out “Real Talk”, a series of diversity, equity and inclusion conversations
•Revamping supplier diversity program to further support commitment to diversity, equity and inclusion
•Partnered with Network of Executive Women to enhance our commitment to the advancement of women in the workplace
•Signed pledge to CEO Action for Diversity and Inclusion
•Adopted an expanded Paid Parental Leave Policy

Human Capital Management
A major part of our ESG initiatives and key element of our UNFI Pride strategic pillar is creating a diverse and inclusive workplace. Our employees are critical to supporting our values and achieving our strategic vision. We are focused on associate engagement, empowerment and safety that allow for innovation and bringing best-in-class solutions to our customers and suppliers, and includes committing to a diverse and inclusive environment, developing talent, providing exceptional compensation and benefits and creating a safe environment.
We discuss our dedication to human capital management, including disclosure of certain diversity metrics, in our 2020 ESG report, which can be found on our ESG website, www.betterforall.unfi.com. More information regarding human capital management may be found in our recently filed Annual Report on Form 10-K.

Diversity and Inclusion
We pledge to promote equity, celebrate diversity, dismantle systemic racism, and support justice and inclusion for all. Our Board is diverse in gender and ethnic background, as well as having a broad range of experience. Four out of ten directors are female, with two members identifying as African American and one member identifying as LGBTQ+. We recognize that innovation thrives when there is unity and respect for diverse backgrounds and perspectives. Additionally, we aim to foster a culture of belonging, equity and empathy through open dialogues, educational opportunities and by honoring the experiences and special events that speak to our associates’ many identities. Over the last two years, we are actively working on the following initiatives to promote our pledge of creating an equitable, diverse and inclusive environment for all:

•Joined CEO pledge to advance diversity and inclusion in our workplace in 2020
•Adopted a diversity requirement for director candidates in September 2021 to further support diversity among our Board
•Built a diversity and inclusion team and created a diversity and inclusion strategy, including:
◦Hiring a Vice President of Diversity and Inclusion;
◦Establishing a diversity council which has taken an active role in advocating for and celebrating;
◦Providing helpful diversity and inclusion information on our associate platforms, including diversity and inclusion training; and
◦Launching UCount, a campaign to encourage associates to self-identify, and rolling out Real Talk, a series of conversations on various dimensions of diversity.
•Formalized the Compensation Committee’s oversight of human capital management matters with a focus on associate wellbeing across a variety of measures
•Matched associate donations to organizations fighting for racial justice and reform, including the NAACP Legal Defense and Educational Fund and the American Civil Liberties Union (ACLU) Foundation
•Incorporated gender, ethnicity, tenure and generation metrics into our year-end performance review calibration to mitigate against unconscious bias

Developing Talent
Attracting and retaining talent is one of our top priorities. Our goal is to differentiate ourselves in the market by offering unprecedented flexibility to associates in the way, when and how they work. To reduce turnover, we have an emphasized focus on and commitment to our associates, their experiences as well as their continued engagement. We are committed to the continued support and development of our associates and provide access to robust leadership development programming, role-based training and other career development opportunities at every stage of an associate’s tenure. Designed to enhance the leadership capabilities of our people, the Emerge program for front-line leaders and the Evolve program for our mid-level managers invite participants from all departments to come together to learn and practice their management skills and identify opportunities to lead more effectively. The Elevate program for Director-level and above associates, as well as the Operations Leadership Academy for leaders in our distribution centers, work to solidify our talent pipeline and promote the success of the organization’s future leaders. In addition, we partner with key groups within the organization, such as Sales and Risk & Safety, to develop role-based training to drive greater productivity and safety. We also offer associates additional learning and career development opportunities that extend from skills-based training deployed electronically through our BetterU learning system, to mentorship programs and career development discussions and beyond.
Compensation and Benefits
Our compensation and benefits programs are designed to promote a culture of wellbeing and recognize our associates for their outstanding achievements and dedication to serving our customers and keeping them safe during even the most challenging of times. We are committed to offering market competitive pay programs which reward high levels of performance, and behaviors that challenge convention and drive company success. Our short-term incentive programs model the Company’s financial goals and are intended to align our eligible associates’ rewards with our financial success. Long-term incentives, including restricted stock units and performance awards, are designed to attract and retain innovative leaders and align their financial interests with those of our stockholders and other stakeholders. As part of our commitment to recognize our associates’ “whole self” – health, finances and overall wellbeing – we offer the following benefits to eligible associates:

•Comprehensive health and welfare benefit program providing a variety of medical, dental and vision options
•Voluntary benefits like long-term disability and optional life insurance
•No-cost wellness program
•Paid time off programs, including parental paid leave
•Employee assistance program
•401(k) plan
•Back-up childcare program

Creating a Safe Environment
Safety is at the forefront of everything we do. We continue to focus on the safety of our associates, customers and communities through the COVID-19 pandemic, with enhanced sanitation and increased safety measures. We also have invested in several initiatives, including the development and implementation of a new safety brand and pledge, Every Moment Matters, that is designed to foster a caring culture, the implementation of interactive and proven training programs, which are rolled out across our network, and enhanced safety auditing. Safety is one of our core values and a part of our UNFI Pride strategic pillar as we strive for zero injuries.

Proposal 1—Election of Directors
Directors and Nominees for Director
The Board currently consists of ten directors, each of whose terms will expire at the Annual Meeting.
Mses. Bates, Boyland, Clark and Dufresne and Messrs. Artz, Douglas, Funk, Muehlbauer, Roy and Stahl have been nominated to stand for election as directors at the Annual Meeting to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Each nominee has indicated his or her willingness to continue to serve if elected by our stockholders. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. We have no reason to believe any of the nominees will be unable to serve if elected.
We have included below information concerning the business experience and qualifications, and the age as of November 15, 2021, of each of our director nominees.

The Board unanimously recommends that stockholders vote “FOR” each of the director nominees. Proxies received by the Board will be voted “FOR” each of the nominees unless a contrary choice is specified in the proxy.

Nominees for Election as Directors for a Term Expiring at the Next Annual Meeting

Eric F. Artz
Age: 54
Board Member since October 2015
Compensation Committee Member
Nominating & Governance Committee Member
Mr. Artz previously served on the Compensation Committee from December 2015 to September 2020. Mr. Artz has served as President and Chief Executive Officer, as well as served on the board of directors, of Recreational Equipment, Inc. (REI), an American retail and outdoor recreation services corporation, since May 2019. He served as Executive Vice President and Chief Operating Officer of REI from August 2014 to May 2019. In addition to this role, Mr. Artz also served as Executive Vice President, Chief Financial Officer and Treasurer of REI from May 2012 to December 2015. Prior to REI, Mr. Artz served as Chief Financial Officer for Urban Outfitters, Inc. from February 2010 to April 2012. From August 1992 until January 2010, Mr. Artz served in various positions of increasing responsibility at VF Corporation.
Skills and Qualifications: Mr. Artz’s professional experience brings valuable knowledge and insight to our Board. The Board values his experience as a Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, which provides him with valuable knowledge and insight regarding operations of retailers as well as the background and experience in overseeing the audits of financial statements, communicating with independent auditors and assisting with the general oversight of accounting and financial reporting processes.

Ann Torre Bates
Age: 63
Board Member since October 2013
Chair of the Audit Committee
Ms. Bates has served as a member of the board of directors of Ares Capital Corporation since 2010 and currently chairs its Audit Committee. She held a directorship at Allied Capital Corporation until it was acquired by Ares Capital Corporation in 2010. Ms. Bates also serves as director or trustee of 17 investment companies in the Franklin Templeton Group of mutual funds. Ms. Bates was a strategic and financial consultant from 1997 to 2012. From 1995 to 1997, Ms. Bates served as Executive Vice President, Chief Financial Officer and Treasurer of NHP, Inc., a national real estate services firm. Ms. Bates previously served as a member of the board of directors of Navient Corporation from April 2014 to August 2016, and she served on the board of directors of Navient’s predecessor, SLM Corporations, from 1997 to 2014.
Skills and Qualifications: Ms. Bates’ professional experience and service on other boards brings valuable knowledge and insight to our Board. The Board values her experience serving on audit committees, which provide her with the background and experience in overseeing the audits of financial statements, communicating with independent auditors and assisting with the general oversight of accounting and financial reporting processes.

Gloria R. Boyland
Age: 61
Board Member since January 2021
Audit Committee Member
Nominating & Governance Committee Member
Ms. Boyland currently serves as a strategic advisor of Aurora Technologies, LLC, a position she has held since June 2020. Prior to that, Ms. Boyland served as Staff Vice President (beginning in 2004) and Corporate Vice President (beginning in 2015) at FedEx Corporation, an American multinational conglomerate holding company which focuses on transportation, e-commerce and business services, where she was responsible for evaluation and leadership of advanced operations technology initiatives, service quality and customer experience improvements, and new service offerings for the company. Prior to her tenure at FedEx, Ms. Boyland held leadership positions in various functions at GE Capital Corporation, including Six Sigma Quality, mergers and acquisitions and acquisition integration. She also practiced for eight years as a commercial transactions and investment attorney at GE. Ms. Boyland currently serves on the boards of directors of Chesapeake Energy Corporation and Vontier Corporation and previously served as a member of the board of UMRF Ventures, Inc. In 2016, Ms. Boyland was appointed to the U.S. DOT Advisory Committee on Automation in Transportation.
Skills and Qualifications: Ms. Boyland’s extensive experience leading operational transformation at global companies and customer service, coupled with her leading-edge, future-focused logistics and supply chain knowledge, make her a valuable addition to our Board.

Denise M. Clark
Age: 64
Board Member since February 2013
Chair of the Nominating & Governance Committee
Ms. Clark served as Senior Vice President and Global Chief Information Officer for The Estée Lauder Companies Inc. from November 2012 until her retirement in March 2017. Prior to that role, Ms. Clark served as Senior Vice President and Chief Information Officer for Hasbro Inc. from October 2007 to November 2012. Ms. Clark also served at Mattel, Inc., where she was Global Chief Technology Officer and later Chief Information Officer for the Fisher Price brand between January 2000 and February 2007. Ms. Clark's previous experience includes two other consumer goods companies, Warner Music Group, formerly a division of Time Warner Inc., and Apple Inc. Ms. Clark has over 20 years of experience in the delivery of enterprise resource planning, digital platforms and innovative business transformation initiatives. Ms. Clark currently serves as a director of Six Flags Entertainment Corporation and previously served as a member of the board of directors of Caesars Entertainment Corporation and as chair of its compensation committee from October 2018 to July 2020.
Skills and Qualifications: Ms. Clark’s extensive background, particularly her expertise involving information technology and transformation initiatives, allows her to provide the Board valuable guidance on our strategic initiatives, especially as it relates to information technology solutions.

J. Alexander (Sandy) Miller Douglas
Age: 60
Board Member since August 2021
UNFI Chief Executive Officer
Mr. Douglas, was appointed as our CEO in August 2021 and most recently served as the Chief Executive Officer of Staples, Inc., an office retail company, from April 2018 to June 2021, which included leading that company’s business-to-business distribution platform. Prior to Staples, Mr. Douglas served as President of Coca-Cola North America until February 2018, where he led the $10 billion revenue business, encompassing all aspects of its consumer and business-to-business operations. During Mr. Douglas’ 30-year tenure at Coca-Cola, he also served as Global Chief Customer Officer, and held a variety of positions across sales and marketing. Mr. Douglas began his career at The Procter & Gamble Company in sales and sales management positions. Since May 2020, Mr. Douglas has served as a member of the board of directors of Wawa Inc., a leading convenience retailer in the Eastern United States.
Skills and Qualifications: Mr. Douglas’s experience at large public companies, including his extensive experiences leading consumer and business-to-business-to-consumer distribution operations, brings valuable insight to the Board beyond the knowledge and insight he brings from being our Chief Executive Officer.

Daphne J. Dufresne
Age: 49
Board Member since October 2016
Chair of the Compensation Committee
Ms. Dufresne served on the Nominating and Governance Committee until September 2021. Ms. Dufresne has been a Managing Partner of GenNx360 Capital Partners, a venture capital firm that specializes in acquisition, buyouts, and turnaround of underperforming businesses, since January 2017. Ms. Dufresne was previously a Managing Director of RLJ Equity Partners, a private equity fund, from December 2005 to June 2016. Ms. Dufresne participated in building the RLJ investment team, raising capital to fund its operations and constructing a partnership with The Carlyle Group, a global private equity firm. Prior to that role, Ms. Dufresne was a Venture Partner during 2005 with Parish Capital Advisors, an investment fund for emerging and experienced institutional investors and a Principal from 1999 to 2005 at Weston Presidio Capital, a private equity organization. She also served as Associate Director in 1997 in the Bank of Scotland's Structured Finance Group. Ms. Dufresne has been a director of Condor Hospitality Trust, Inc. since June 2015, and was appointed chair in May 2019
Skills and Qualifications: Ms. Dufresne’s professional experience, including her role as an equity investor for over 23 years, brings valuable knowledge and insight to our Board. Ms. Dufresne is very familiar with conducting due diligence, negotiating purchase and sale agreements and leading the board during these processes. She possesses experience in owning and managing enterprises like our Company and is familiar with corporate finance, strategic business planning activity and general issues involving various types of stockholders.

Michael S. Funk
Age: 67
Board Member since February 1996
Mr. Funk served as Chair of the Board from January 2003 to December 2003, and again from September 2008 to December 2016. Mr. Funk served as our President and Chief Executive Officer from October 2005 to September 2008. Mr. Funk also served as Vice Chair of the Board from February 1996 until December 2002, as our Chief Executive Officer from December 1999 until December 2002 and as our President from October 1996 until December 1999. From its inception in July 1976 until April 2001, Mr. Funk served as President of Mountain People’s Warehouse, Inc., now known as United Natural Foods West, Inc., one of our wholly-owned subsidiaries.
Skills and Qualifications: Mr. Funk’s extensive knowledge of our industry and our historical operations, as well as his past service as our Chief Executive Officer, brings to the Board valuable insight into the core operations of our Company and a deep understanding of the natural and organic products distribution business. His institutional knowledge of all operational aspects of our business resulting from his long-term involvement with our Company is valuable to the Board.

James L. Muehlbauer
Age: 60
Board Member since April 2019
Audit Committee Member
Compensation Committee Member
Mr. Muehlbauer previously served as a member of the Nominating and Governance Committee from May 2019 to September 2020. Mr. Muehlbauer served as the Executive Vice President, Chief Financial and Administrative Officer for The Valspar Corporation from 2013 to 2017. Prior to that role, Mr. Muehlbauer served as Executive Vice President and Chief Financial Officer of Best Buy Co., Inc. from 2007 to 2013. In addition to his corporate roles, Mr. Muehlbauer served on the Board of Overseer’s for the Carlson School of Management at the University of Minnesota from 2011 to 2020.
Skills and Qualifications: Mr. Muehlbauer’s extensive finance, commercial and leadership experience with complex, multinational organizations provide him with background and experience in strategic planning, financial oversight, and large-scale business transformations. Mr. Muehlbauer’s knowledge and experience in broad strategic transitions and large-scale integration efforts are a valuable addition to our Board.

Peter A. Roy
Age: 65
Board Member since June 2007
Compensation Committee Member
Nominating & Governance Committee Member
Mr. Roy served as the Lead Independent Director of the Board from September 2019 until August 2021. Mr. Roy is an entrepreneur and since 1999, Mr. Roy has served as a strategic advisor to North Castle Partners, a private equity firm focused on healthy living and aging investments. Mr. Roy has worked with many iconic brands such as Stonyfield Farms and

Applegate. From 1993 to 1998, Mr. Roy served as President of Whole Foods Market, Inc. and, for five years prior to that, served as President of that company's West Coast Region.
Skills and Qualifications: Mr. Roy’s experience as the President of Whole Foods Market, Inc. allows him to provide the Board essential insight and guidance into the day-to-day operations of natural and organic products retailers, including our largest customer. In addition, his experience in the healthy lifestyle industry helps the Board maintain its focus on our core values, including our sustainability goals.

Jack Stahl
Age: 68
Board Member since June 2019
Independent Chair
Audit Committee Member
Mr. Stahl previously served as a member of the Compensation Committee and as Chair of the Compensation Committee from September 2020 to August 2021. Mr. Stahl has served as a member of the Board and the Lead Director of Catalent, Inc., a contract manufacturing and development company for drugs, biologics and consumer health products since August 2014. Mr. Stahl served as President and Chief Executive Officer of Revlon Inc., a multinational cosmetics, skin care, fragrance and personal care company, from 2002 until his retirement in 2006. Prior to joining Revlon, Mr. Stahl served as President and Chief Operating Officer of The Coca-Cola Company from 2000 to 2001, after previously serving in various management positions of increasing responsibility, including Chief Financial Officer, during a tenure with Coca-Cola which began in 1979. Today, Mr. Stahl also serves on the U.S. board of advisors of CVC Capital, a private equity firm. Additionally, he formerly served on the boards of Advantage Solutions LLC, Schering Plough Corporation, Dr Pepper Snapple Group, Saks, Inc., Coty Inc. and Ahold Delhaize, and was chairman of the board of managers of New Avon LLC.
Skills and Qualifications: Mr. Stahl has extensive leadership and significant Board experience. Mr. Stahl has a long-term record of profit and value driving performance in both stable and turnaround operating environments; and significant experience with complex, large, and dynamic organizations. At The Coca-Cola Company and Revlon, he gained significant skills and general management experience in building brands, maximizing customer relationships, and reducing costs.
Majority Vote Standard for Election of Directors
Our Bylaws provide for a majority voting standard for the election of directors in an uncontested election. If the number of nominees exceeds the number of directors to be elected in an election (a contested election), directors will be elected by a plurality standard. When the number of nominees does not exceed the number of directors to be elected (an uncontested election), however, as is the case for this Annual Meeting, our Bylaws require each of the directors to be elected by a majority of the votes cast (that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director). If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who offers to tender his or her resignation will not participate in the Board’s decision or the Nominating and Governance Committee’s deliberations (if the director is a member of that committee). All nominees for election as directors at the Annual Meeting are currently serving on the Board.
Nomination of Directors
The Nominating and Governance Committee reviews the qualifications of every person recommended as a nominee to the Board, including potential nominees recommended by our third-party recruiting firm, to determine whether the recommended nominees are qualified to serve on the Board. The Nominating and Governance Committee has adopted standards by which it identifies nominees and determines if nominees are qualified to serve on the Board. Additionally, in September 2021, the Board revised the Corporate Governance Principles to expressly state that any initial list of candidates for a new director appointment shall include qualified diverse candidates. The Nominating and Governance Committee evaluates recommended nominees in accordance with the following criteria:

•Personal Characteristics. The Nominating and Governance Committee considers the personal characteristics of each nominee, including the nominee’s integrity, accountability, ability to make informed judgments, financial literacy, professionalism and willingness to meaningfully contribute to the Board (including by possessing the ability to communicate persuasively and address difficult issues). In addition, the Nominating and Governance Committee evaluates whether the nominee’s previous experience reflects a willingness to establish and meet high standards of performance, both for him or herself and for others.
•Core Competencies. The Nominating and Governance Committee considers whether the nominee’s knowledge and experience would contribute to the Board possessing certain core competencies. The Nominating and Governance Committee believes that the Board, as a whole, should possess competencies in accounting and finance, business judgment, management best practices, senior leadership, crisis response, industry knowledge, strategy and vision, and broad-scale transition and transformation, and it periodically reassesses the specific skill sets that are needed by the Board.
•Board Independence. The Nominating and Governance Committee considers whether the nominee would qualify as “independent” under SEC rules and the NYSE listing standards.
•Director Commitment. The Nominating and Governance Committee expects that each of our directors will prepare for and actively participate in meetings of the Board and its committees, provide advice and counsel to our Management, develop a broad knowledge of our business and industry and, with respect to an incumbent director, substantially maintain the expertise that led the Nominating and Governance Committee to initially select the director as a nominee. The Nominating and Governance Committee evaluates each nominee on his or her ability to provide this level of commitment if elected to the Board.
•Additional Considerations. Each nominee also is evaluated based on the overall needs of the Board and the diversity of experience he or she can bring to the Board, whether in terms of specialized knowledge, skills or expertise. Our Nominating and Governance Committee charter provides for the consideration of gender, race and ethnic diversity when considering Board candidates, and the Committee is committed to maintaining a diverse Board. The Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our businesses and add value to strategic plans and initiatives.
Following this evaluation, the Nominating and Governance Committee will ultimately make recommendations for membership on the Board and review such recommendations with the Board, which will decide whether to appoint the candidate to the Board.
Stockholder Director Recommendations and Proxy Access
Stockholder Director Recommendations
The Nominating and Governance Committee evaluates nominees recommended by stockholders on the same basis as nominees recommended by any other sources, including determining whether the candidate is qualified to serve on the Board based on the qualitative standards described above. To have a nominee considered by the Nominating and Governance Committee, a stockholder must follow the procedures in our Bylaws related to director nominations described under “Other Matters—Stockholder Proposals for the Next Annual Meeting of Stockholders.” Written notice must be delivered or sent by first class U.S. mail addressed to Corporate Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, RI 02908.
Proxy Access
We have also adopted a proxy access provision in our Bylaws that permits a stockholder, or a group of up to 20 stockholders, owning, continuously for at least three years, shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s), the nominee(s), and the notice satisfy the requirements in our Bylaws. The number of potential proxy access nominees nominated by all eligible stockholders shall not exceed the greater of (A) two or (B) 20% of the directors then in office. Under our Bylaws, to be timely, notice of proxy access director nominations must be received by our Corporate Secretary at the address specified above no earlier than 150 days and no later than 120 days prior to the first anniversary of the date the Company mailed its proxy statement for the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no later than 120 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of the annual meeting is first made, whichever occurs first.

Communication with the Board of Directors
Anyone who would like to communicate with, or otherwise make his or her concerns known directly to, the Board may do so. All communications should be in written form and directed to our Corporate Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, RI 02908, who will forward such communications to the appropriate party. All correspondence will be compiled and summarized by the Corporate Secretary and periodically submitted to the Board, individual directors or Management, as appropriate. The Corporate Secretary may also forward certain correspondence elsewhere within the Company for review by a subject matter expert and for a response, as appropriate.

Director Compensation
The Board and the Compensation Committee review and determine compensation for our non-employee directors, based in part on a review of the annual Director Compensation Survey prepared by the National Association of Corporate Directors and other reputable sources, as well as with the input from the Compensation Committee’s independent consultant, based on benchmarking of comparable peer company director compensation. The Compensation Committee and the Board believe that we should fairly compensate non-employee directors for work required in a company of our size and scope and that our compensation program for non-employee directors should be designed to drive long-term value creation for our stockholders. Our non-employee director stock ownership guidelines, which are discussed in greater detail below, require directors to hold a substantial amount of our stock during their tenure as directors, thereby directly aligning the interests of our non-employee directors with those of our stockholders. Mr. Spinner, our former CEO, did not, and Mr. Douglas, our current CEO, does not, receive separate compensation for service on our Board.
Non-Employee Director Compensation
The components of our non-employee director compensation are annual cash retainers and awards of time-based restricted stock units (RSUs), which will vest one-year from the date of grant of the award. Each non-employee director is also reimbursed for direct expenses (e.g. travel, hotel, and meals) incurred in connection with his or her attendance at meetings of the Board and its committees.
    For fiscal 2021, the non-employee director compensation included the following:
•Annual cash retainer of:
◦$90,000 for serving as a director;
◦$30,000 for serving as the chair of the Audit Committee;
◦$20,000 for serving as chair of the Compensation Committee; and
◦$20,000 for serving as chair of the Nominating and Governance Committee.
•Annual equity grants of RSUs having a value, based on the stock price on the date of grant, of:
◦$162,000 for serving as a director; and
◦an additional $50,000 for serving as Lead Independent Director.
In September 2021, the Compensation Committee amended the Director compensation program to reflect the new leadership structure of having an Independent Chair and no longer having a Lead Independent Director. After review of the Independent Chair compensation for our peer companies and certain other benchmark data, the Compensation Committee recommended that the Independent Chair, in performing substantial additional services for the Company, as outlined in our Corporate Governance Principles, should be paid additional compensation as a result. The Committee further determined that the compensation should be paid in cash as opposed to equity given that the compensation largely reflects the performance of additional, current-year services for the Company. As a result, upon recommendation of the Compensation Committee, the Board determined that in addition to non-employee director compensation outlined above, the Independent Chair will receive an additional annual cash retainer of $100,000.
Over the course of 2021, the Compensation Committee and Board approved of payments for the Company’s directors for chair service and member service on the CEO Succession Planning Committee to reflect the special nature of the Committee and the time and effort involved in the CEO search, as follows: $25,000 for service as a chair and $10,000 for service as a member on the Committee. In addition, the Compensation Committee and Board determined that additional payments of $10,000 for one Board member, and $15,000 for another Board member, should be made given the extended service, time and effort expended by these two individuals in their capacities as Board members on the nearly year-long CEO succession and search process.
Director Compensation Table—Fiscal 2021
The following table summarizes compensation provided to each individual who served as a non-employee director during fiscal 2021.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Eric F. Artz(4)	115,000	162,000	—	—	277,000
Ann Torre Bates	120,000	162,000	—	—	282,000
Gloria R. Boyland(5)	63,987	—	—	—	63,987
Denise M. Clark	110,000	162,000	—	—	272,000
Daphne J. Dufresne	90,000	162,000	—	—	252,000
Michael S. Funk	90,000	162,000	—	—	252,000
James P. Heffernan(6)	45,000	75,452	—	—	120,452
James L. Muehlbauer	90,000	162,000	—	—	252,000
Peter A. Roy	90,000	212,000	—	—	302,000
Jack Stahl	110,000	162,000	—	—	272,000
(1)This column shows the amount of cash compensation earned in fiscal 2021 for service on the Board and its committees.
(2)The amounts contained in this column represent the grant date fair value for the RSUs granted in fiscal 2021 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (ASC 718). The grant date fair value for RSUs is calculated based on the closing price of our common stock on the NYSE on the date of grant.
(3)As of July 31, 2021, directors held options to purchase the following number of shares of common stock: Mr. Artz—none; Ms. Bates—none; Ms. Boyland—none; Ms. Clark—none; Ms. Dufresne—none; Mr. Funk—3,500 shares; Mr. Heffernan—2,660 shares; Mr. Muehlbauer—none; Mr. Roy—2,660 shares; and Mr. Stahl—none. Additionally, as of July 31, 2021, each director held 9,326 unvested RSUs, other than (i) Mr. Heffernan, who held 4,343 unvested RSUs, (ii) Mr. Roy, who held 12,204 unvested RSUs, and (iii) Ms. Boyland, who was not a member of our Board at the time of the fiscal 2021 annual grant, and therefore did not receive a grant.
(4)Mr. Artz received a one-time payment of $25,000 for his service as Chair of the ad hoc CEO Succession Planning Committee, which was approved and paid in March 2021. Compensation to remaining members of that Committee was approved and paid in fiscal 2022, and such amounts will be reflected in next year’s proxy statement.
(5)Ms. Boyland joined the Board in January 2021.
(6)Mr. Heffernan did not stand for re-election at the annual meeting in January 2021. His award was prorated and he received cash compensation for service provided through the period during which he provided board advisory services, which ended in March 2021.
Stock Ownership Guidelines
All non-employee directors are required to hold shares of our stock in an amount that is determined in accordance with the requirements of our stock ownership guidelines. The guidelines provide that each of our non-employee directors must acquire and hold shares of our common stock valued at five times the annual cash retainer, not including supplemental retainers for committee leadership. Our stock ownership guidelines require that each new non-employee director is expected to comply with the policy by the end of the fifth year after he or she becomes a member of the Board. Compliance with the guidelines is tested once per year for as long as the director serves on the Board. Vested and unvested restricted stock and RSUs are also included, but unvested stock options do not count toward compliance. Vested stock options and stock appreciation rights count to the extent of their net value after deduction for the exercise price. Directors are not allowed to hedge their interests in the stock held pursuant to the guidelines. Given the sustained decline in our stock price at the level specified in our stock ownership guidelines for 18 months, the five-year accumulation period was reset for our directors as of August 1, 2020, in accordance with the terms of the guidelines, and they will be required to accumulate shares to reach the required ownership level by the end of that period. As of July 31, 2021, each of our directors was in compliance.
Certain Relationships and Related Transactions
Review and Approval of Related Party Transactions
Pursuant to our Related Party Transaction Policy, our Nominating and Governance Committee reviews all transactions in which the Company or any of its subsidiaries is a participant if a “related party” will have a direct or indirect material interest regardless of the amount. The transaction will not be approved unless, after a consideration of all relevant circumstances, the Committee determines that the transaction is in the best interests of the Company. The Nominating and Governance Committee reports any transaction that has been approved to the Audit Committee and the full Board. For purposes of this policy, “related parties” include our directors, nominees for director, executive officers, greater than 5% beneficial owners, any of their immediate family members (as defined in the policy, which includes additional family members beyond the SEC’s related person disclosure rules) or any entity in which they have a material interest. Among the factors that must be considered in making the determination of whether the transition is appropriate are: the nature of the related party’s interest in the transaction; the material terms of the transaction, including whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party; the significance of the transaction to the related party and the Company; whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company; compliance with applicable law; and any other factors deemed appropriate by our Nominating and Governance Committee. As required under SEC regulations, transactions involving amounts in excess of $120,000 in which we are a participant and as to which a related person has a direct or indirect material interest are disclosed in this proxy statement.
Each of our executive officers, directors and nominees for director is required to complete and deliver to us an annual questionnaire that includes, among other things, a request for information relating to any transactions in which (i) any executive officer, director, nominee, beneficial owner or any of their respective immediate family members or affiliates, on the one hand, and (ii) the Company or any of its subsidiaries, on the other hand, participates. We review the responses to these questionnaires as part of our process for determining whether disclosure is required to be made under the SEC’s related person disclosure rules.
Transactions with Related Persons
Our former CEO, Steven Spinner, has a minority interest in a private equity fund that is managed by his brother that owns a minority interest of less than 10% in each of two of the Company’s suppliers. In addition, Steven Spinner’s brother has direct ownership interests in each of these suppliers in excess of 10% of each company. Consolidated annual purchases from the suppliers for fiscal 2021 were approximately $6 million. Supplier terms are substantially the same as other suppliers with whom we have similar purchase volumes. We do not believe that Steven Spinner or his brother has a material interest in these transactions.

Audit Committee Report
The Audit Committee of the Board consists solely of independent directors, as defined by the NYSE listing standards and Section 10A of the Exchange Act and SEC rules thereunder, and it operates under a written charter adopted by the Board. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the Audit Committee’s current charter can be found in the Investors section of our website, www.unfi.com. The Board has determined that all members of the Audit Committee are financially literate and Ms. Bates and Messrs. Muehlbauer and Stahl qualify as “audit committee financial experts” within the meaning of SEC regulations.
The Audit Committee has prepared the following report on its activities with respect to the audited consolidated financial statements for the fiscal year ended July 31, 2021 (for purposes of this report, the “audited financial statements” or “consolidated financial statements”). The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent we specifically incorporate this report by reference in the specified filing.
As part of its delineated duties, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board; reviews the financial information issued to stockholders and others, including a discussion of the quality, and the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of discussions in the financial statements; and monitors our systems of internal control over financial reporting and the audit process. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, and disclosure controls and procedures designed to drive compliance with accounting standards and applicable laws and regulations. Management also is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our own systems of internal control over financial reporting. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent integrated audit of the consolidated financial statements and the effectiveness of internal control over financial reporting and expressing an opinion as to whether the consolidated financial statements conform with accounting principles generally accepted in the United States (GAAP) and as to whether the Company maintained effective internal control over financial reporting.
The Audit Committee has met and held discussions with Management and KPMG LLP. In our discussions, Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in conformity with GAAP. The Audit Committee has reviewed and discussed the audited financial statements with Management and KPMG LLP. The Audit Committee meets with our internal auditors and KPMG LLP, with and without Management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
The Audit Committee held four formal meetings in fiscal 2021. The Audit Committee discussed with KPMG LLP all matters required to be discussed in accordance with auditing standards, including the statement on Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.
KPMG LLP has also provided to the Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has considered and discussed with KPMG LLP the firm’s independence and the compatibility of any non-audit services provided by the firm with its independence.
Based on the Audit Committee’s review of the audited financial statements and the review and discussions noted above, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended July 31, 2021, for filing with the SEC.

Ann Torre Bates, Chair
Gloria R. Boyland
James L. Muehlbauer
Jack Stahl

Executive Officers of the Company
Our executive officers are elected on an annual basis and serve at the discretion of our Board of Directors. Our executive officers and their ages as of November 15, 2021 are listed below:

Name	Age	Position
J. Alexander (Sandy) Miller Douglas	60	Chief Executive Officer
John W. Howard	52	Chief Financial Officer
Danielle Benedict	49	Chief Human Resources Officer
Eric A. Dorne	61	Chief Operating Officer
Paul Green	58	President, Fresh
Michael Stigers	63	CEO, Cub Foods & Shoppers
Jill E. Sutton	50	Chief Legal Officer, General Counsel and Corporate Secretary
Christopher P. Testa	51	President
We have included below information concerning the business experience and qualifications of each of our executive officers, except Mr. Douglas whose business experience and qualifications are described above in the section “Proposal 1—Election of Directors.”
John W. Howard was appointed Chief Financial Officer in February 2020. Mr. Howard previously served as our Interim Chief Financial Officer from August 2019 to February 2020. Mr. Howard joined us in July 2019 as Senior Vice President, Finance. Prior to that, Mr. Howard served as Interim Chief Financial Officer for Prime Therapeutics from July 2018 to May 2019. From August 2014 to July 2017, Mr. Howard was Vice President, Corporate Finance for Valspar Corporation leading the global accounting, tax, treasury, regional CFOs and corporate financial planning and analysis. Prior to that, Mr. Howard held a number of finance and tax roles at Celanese Corporation and Reichhold, Inc. Mr. Howard began his career as a tax consultant with Arthur Anderson and PricewaterhouseCoopers. Mr. Howard holds a Bachelor of Science and Master of Accounting, Tax, both from University of Virginia.
Danielle Benedict was appointed as our Chief Human Resource Officer in September 2017. Ms. Benedict previously served as our Senior Vice President, Human Resources from May 2016 to September 2017 and as our National Vice President, Human Resources from August 2014 to May 2016 and Director, Compensation & Benefits from April 2013 to August 2014. Prior to joining us, Ms. Benedict was Vice President, Human Resources & Leadership Development at Clean Harbors Environmental Services from 2007 to 2013. She began her career with Dunkin Brands, Inc. in 1999.
Eric A. Dorne was appointed Chief Operating Officer in March 2020. Mr. Dorne served as our Chief Administrative Officer and Chief Information Officer from September 2016 to March 2020. Mr. Dorne previously served as our Senior Vice President, Chief Information Officer from September 2011 to September 2016. Prior to joining us, Mr. Dorne was Senior Vice President and Chief Information Officer for The Great Atlantic & Pacific Tea Company, Inc., the parent company of the A&P, Pathmark, SuperFresh, Food Emporium and Waldbaum’s supermarket chains located in the Eastern United States from January 2011 to August 2011, and Vice President and Chief Information Officer from 2005 to 2011. In his more than 30 years at The Great Atlantic & Pacific Tea Company, Mr. Dorne held various executive positions including Vice President of Enterprise IT Application Management and Development, Vice President of Store Operations Systems and Director of Retail Support Services.
Paul Green was appointed to the position of President, Fresh in May 2020 where he oversees the Company’s meat, produce, and deli/bakery merchandising teams and Woodstock Farms. Mr. Green was our Chief Supply Chain Officer since August 2018. Mr. Green previously served as our President, Pacific Region from August 2016 to August 2018, Senior Vice President, Operations from June 2014 to August 2016, and Vice President, Operations from May 2010 to June 2014. Prior to joining us, Mr. Green was Vice President of Sales for PFG-Springfield, MA from 2008 until 2010 and Vice President of Operations for PFG-Springfield, MA from 2005 until 2008. Mr. Green held various other leadership positions in his ten years at PFG. He began his career with Fleming Foods and held several positions over 16 years.
Michael Stigers has served as the Chief Executive Officer of Cub Foods, Minnesota’s largest retail grocery chain, since November 2018. Prior to its acquisition by UNFI, Mr. Stigers served as SUPERVALU’s Executive Vice President of Wholesale and Supply Chain Services since 2016. Mr. Stigers prior experience included serving as President of Shaw’s / Star Markets; Regional Vice President of Sterilox Fresh, a food safety company; and Chief Operating Officer of PW Supermarkets. Mr. Stigers began his grocery career as a part-time courtesy clerk at Safeway and has been active in several trade associations, including the California Grocers Association, past president of Western Association of Food Chains, and current Chair of National Grocers Association.

Jill E. Sutton has served as our Chief Legal Officer, General Counsel and Corporate Secretary since October 2018. From May 2018 to October 2018, she served as our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. Prior to joining us, Ms. Sutton was Deputy General Counsel and Corporate Secretary at General Motors from 2015 to 2018 and Executive Vice President, General Counsel and Corporate Secretary at Tim Hortons, Inc. from 2012 to 2015. From 2006-2012, Ms. Sutton held various leadership roles of increasing accountability in the legal department at Tim Hortons, Inc.
Christopher P. Testa has served as our President, United Natural Foods, Inc. since August 1, 2018. In March 2020, Mr. Testa assumed additional oversight of supplier services, customer care and the Canadian business. From August 2016 to August 2018, he served as our President, Atlantic Region. Mr. Testa previously served as President, Woodstock Farms Manufacturing, from September 2012 to August 2016 and President, Blue Marble Brands, from August 2009 until August 2016. Mr. Testa served as Vice President of Marketing for Cadbury Schweppes Americas Beverages from 2002 to 2005 and as CEO of Wild Waters, Inc. from 2005 to 2009.

Executive Compensation
Compensation Discussion and Analysis
Overview
In this section, we describe the principles, policies and practices that form the basis for our executive compensation program and how they were applied to our Named Executive Officers in fiscal 2021, as well as changes we have made for fiscal 2022. For purposes of this Compensation Discussion and Analysis, the following individuals were our Named Executive Officers for fiscal 2021:
•Chief Executive Officer and Board Chairman (Steven L. Spinner, through August 8, 2021);
•Chief Financial Officer (John W. Howard);
•Chief Operating Officer (Eric A. Dorne);
•Chief Legal Officer, General Counsel and Corporate Secretary (Jill E. Sutton); and
•President (Christopher P. Testa).
Our compensation policies and programs are designed to support the achievement of our strategic business plans by motivating, retaining and attracting exceptional talent to develop and execute our key objectives. Our ability to compete effectively in the marketplace depends on the knowledge, capabilities and integrity of our leaders. Our compensation programs help create a high-performance, outcome-driven and principled culture by holding leaders accountable for delivering results, developing our employees and exemplifying our core values. In addition, we believe our compensation policies and programs for leaders and employees are appropriately balanced and incentivize the achievement of short- and long-term results, and therefore drive behavior that is aligned with our overall objectives of delivering long-term growth and stockholder value for UNFI.

In fiscal 2021, we adopted further changes in our executive compensation policies to reflect best practices and in response to stockholder input. We proactively sought the views of our stockholders through our annual stockholder engagement program and adopted changes that responded to stockholder feedback. As further described below, we continue to value and respond to the preferred practices and guidelines of our stockholders on executive compensation, including the feedback received in our engagement conversations.
Business and Performance Highlights
As a leading distributor of natural, organic, specialty, produce and conventional grocery and non-food products, and provider of support services to retailers in the United States and Canada, we believe we are uniquely positioned to provide the broadest array of products and services to customers throughout North America. We offer nearly three hundred thousand (300,000) products consisting of national, regional and private label brands grouped into six product categories: grocery and general merchandise; produce; perishables and frozen foods; nutritional supplements and sports nutrition; bulk and food service products; and personal care items. We believe we are North America’s premier wholesaler with 57 distribution centers and warehouses representing approximately 30 million square feet of warehouse space. We are a coast-to-coast distributor with customers in all fifty states as well as all ten provinces in Canada, making us a desirable partner for retailers and consumer product manufacturers. We believe our total product assortment and service offerings are unmatched by our wholesale competitors. We plan to aggressively pursue new business opportunities to independent retailers who operate diverse formats, regional and national chains, as well as international customers with wide-ranging needs.
Fiscal 2021 was another record year for UNFI as we continued to leverage our scale and unmatched customer offering to deliver full-year results that were at, or above, our initial expectations. We introduced our new Fuel the Future strategy and the six underlying pillars that we believe will drive growth in the years to come. We continued to put the safety and welfare of our associates at the forefront of everything we do. We also announced our Better for All ESG platform that includes ambitious goals meant to make the world, our communities, and our people better. Finally, we announced Sandy Douglas would be our new CEO beginning in early August 2021.

Key Business Highlights from Fiscal 2021

•Net sales of approximately $27 billion; 1.5% growth.
•Adjusted EBITDA of $746 million; 10.8% growth. (See Annex A for reconciliation of adjusted EBITDA to the most comparable GAAP metric).
•Net debt reduction of $317 million since end of fiscal 2020.
•Introduced Fuel the Future strategy designed to make our customers stronger, our supply chain better, and our food solutions more inspired.
•Opened and commenced operations at our new Allentown, PA distribution center.
•Launched our Better For All ESG campaign with robust long-term sustainability goals.
•Continued focus on the safety of our associates, launched new safety brand, Every Moment Matters.

Say on Pay Vote, Investor Engagement and Responsive Action
Our annual say-on-pay vote is one of our opportunities to understand stockholder perspectives regarding our executive compensation program. At our annual meeting of stockholders in January 2021, we submitted a proposal to our stockholders to approve, on an advisory basis, our executive compensation for our Named Executive Officers, and 60.2% of our stockholders voted for that proposal, as compared to 72.7% in December 2019. Our Board and Compensation Committee took this matter seriously and sought specific feedback from investors in many individual sessions through our stockholder engagement process.
In addition, following a thorough review process, our Compensation Committee selected a new independent compensation consultant, FW Cook, and engaged FW Cook to conduct a full analysis of all significant components of the Company’s compensation program and all compensation elements by nature, level and type. Part of this mandate for FW Cook was to identify any areas that may be of concern to our stockholders. In fiscal 2021, we also conducted our fourth annual stockholder outreach program, and we met with stockholders representing more than 50% of our outstanding common stock over the summer of 2021. Prior to that, we also obtained feedback from our stockholders in late 2020 and early 2021 in connection with our annual meeting and solicited stockholder views related to their vote. In response to the feedback we received from our stockholders, we made several changes to our compensation program for fiscal 2022, as described below.
In addition to discussing our Say on Pay results and our executive compensation program generally, we shared relevant information and solicited feedback from our stockholders on our corporate governance practices, including recent changes, our business priorities, our new Fuel the Future strategy and our robust ESG program, including our Better For All campaign. See “Corporate Governance—Stockholder Engagement” for discussions of governance actions we took in response to these conversations.
In recent years, we have made several changes to our executive compensation programs in response to our investor engagement activities. Overall, the investors we met with viewed the changes we have made to our compensation program and overall governance principles and practices positively. Based on the feedback we heard with respect to our Say on Pay vote results at our last annual meeting, we believe the results were primarily related to the amendments to employment agreements we entered into to retain Steven Spinner and Sean Griffin in fiscal 2020 and some continuing concern regarding the dilutive impact of our equity incentive program. We explain below how we responded to that feedback, including to note that the aspects of those amendments that stockholders indicated were problematic did not recur. In response to our most recent Say on Pay vote and our stockholder engagement around our last annual meeting and over the summer of 2021, we made the following changes since our annual meeting in January 2021:

WHAT WE HEARD		WHAT WE DID

Viewed special severance arrangements with departing executive officers entered into in fiscal 2020 as problematic	→	We have entered into severance agreements with limited terms (three years) and other policies and programs that specify the benefits payable to executive officers upon a separation of employment, which have been fully disclosed to our stockholders
	→	Did not enter into an employment agreement with our new CEO, whose terms and conditions of employment generally align with those in place for our other executive officers and plan participants, except as specifically disclosed with respect to retirement years of service and multiples for severance and change in control payments
	→	No employment agreements, and no intention of entering any special employment agreements, with any of our NEOs

Preference for performance-based, at-risk compensation	→	Equity grants for fiscal 2022 are now more heavily weighted to performance at 60% PSUs and 40% RSUs (compared to 50%/50% in prior years)

Add second metric to short-term incentive (STI) plan aligned to strategic priorities	→	Added revenue metric to STI plan, which, balanced with the existing adjusted EBITDA metric, aligns with our strategy to grow sales profitably

Continue to align long-term incentive plan metrics with strategic priorities	→	Removed leverage metric given significant progress on this metric in recent years and long-term nature of the target, reweighted adjusted EPS and adjusted ROIC metrics

Consider the addition of ESG-related metrics in compensation programs	→	Evaluating and tracking various ESG-related metrics through fiscal 2022 for potential inclusion in future compensation programs

Consideration of the dilutive impact of equity awards	→	We are mindful of the effect of our comparatively low number of outstanding shares on the dilutive impact of our equity awards
→
As our stock price has increased, we have maintained disciplined grant practices reflective of market practices, resulting in decreasing dilution year-over-year. See “Executive Compensation Tables - Securities Authorized for Issuance under our Equity Compensation Plans” for more information.

Other Actions Responsive to Stockholder Feedback in Recent Years
We regularly review our compensation program to align with best practices and to confirm that our program supports our pay for performance philosophy. We have a history of listening and responding to feedback from our stockholders, and we intend to continue our stockholder outreach activities to understand investor perspectives and incorporate that direct input into our program. Below are some of the other compensation actions we have implemented in recent years in response to perspectives shared with us by our stockholders:

•Strengthened our recoupment policy to permit the Board to require forfeiture of incentive compensation in the event of certain misconduct causing reputational harm, and to provide for reporting of any required recoupment or forfeiture thereunder in certain circumstances;

•Tied all payouts under the short-term incentive plan to pre-established financial goals that are aligned with strategic initiatives - for fiscal 2021, this was adjusted EBITDA as a single metric to support a unified focus on growth in core operational performance and to reward achievement of this most important driver of our overall financial performance;

•Aligned payout levels to market at threshold and maximum of 50% and 150%, respectively, (previously 200% maximum) for annual cash incentive plan to limit potential maximum payments;
•Aligned long-term incentive awards to market by extending to a 3-year cliff-vesting for performance share units, or PSUs, and reducing to a 3-year ratable annual vesting for time-based restricted share units, or RSUs;

•Implemented a new stock plan in 2020 that includes the addition of robust restrictive covenants, payment of dividends only upon vesting, one-year minimum vesting period and better defined death, disability and retirement treatment to create a uniform approach for equity participants;

•Aligned pay programs competitively, both internally and externally with the market;
•Use of tally sheets (showing all forms of compensation for each officer) and measurements of internal pay equity;
•Aligned metrics in the long-term incentive program to key strategic priorities; for grants in fiscal 2021, that included adjusted EPS, adjusted ROIC and Leverage, which we believe were the most important drivers of the Company’s long-term success;

•Removed duplicative performance metric from STI and LTI plans;
•Enhanced disclosures of compensation program and pay-for-performance, including the “why” for each component;
•Reduced payment multiples in change in control and severance agreements, limited the number of executives covered, and limited agreements to established terms, which we intend to maintain going forward; and

•Amended equity award agreements for all participants, including executives, to provide for the continuous vesting of awards in retirement, to keep executives focused on long-term performance through their retirement date and limit need for discretion.

Executive Compensation Program Philosophy

Our executive compensation program is designed to:	✓	Attract and retain individuals with the skills to develop and execute the strategy and advance the culture necessary for us to achieve long-term growth;
	✓	Maintain a strong pay for performance work environment;
	✓	Motivate our executives and align their interests with those of our stockholders by delivering more at-risk pay for senior executives;
	✓	Reward our executives fairly over time for performance that enhances stockholder value;
	✓	Emphasize consistent and sustainable top- and bottom-line growth; and
	✓	Avoid incentives encouraging excessive risk taking.
Our executive compensation program is also designed to reinforce a sense of ownership in the Company and overall entrepreneurial spirit. The program links rewards, including both short- and long-term awards, as well as cash and non-cash awards, to measurable corporate performance metrics established by the Compensation Committee designed to incentivize actions to execute and achieve the objectives of our long-term strategy.
The program measures achievement of corporate financial goals. These goals support our short- and long-term business strategies and are aligned with the interests of our stockholders. By aligning all executives to corporate financial goals, we encourage a shared focus and collaborative work toward strong, long-term operating performance. In addition, our executive compensation program is designed to balance our growth strategies with a managed approach to risk tolerance. Our compensation programs provide assurances of stability and a focus on the long term, upon a solid foundation that requires personal accountability, integrity and compliance.
Executive Compensation Program Highlights
Our executive compensation program is designed to align our executive compensation with long-term stockholder interests and incorporates the following best practices:

WHAT WE DO
✓	Our Named Executive Officer pay is aligned with financial performance, with variable, performance-based pay constituting 70% - 85% of Named Executive Officer compensation at target in fiscal 2021
✓	We grant incentive compensation based on rigorous performance conditions and peer group comparisons
✓	Performance-based incentive awards are tied 100% to pre-established financial goals; any adjustments to performance targets and conditions impacting payouts are considered by the Compensation Committee in accordance with pre-established guidelines
✓	Our Compensation Committee utilizes the services of an independent compensation consultant; engaged new consultant in fiscal 2021 after comprehensive search process
✓	Our change in control severance benefits are double-trigger and provide for market multiples of 2 to 2.5 (CEO only) and cover only executive officers and small groups of officers under pre-existing agreements
✓	Severance agreements for executives other than CEO are limited to 1x multiple of base and to three-year terms (compared to prior unlimited terms) and cover only executive officers and a small group of officers under pre-existing agreements in exchange for non-compete and no solicitation covenants

✓	We have a policy for recoupment of performance-based compensation applicable to our Named Executive Officers and other senior officers, which we most recently enhanced in fiscal 2021 to permit the Board to require forfeiture of incentive compensation in the event of misconduct causing reputational harm
✓	We have robust stock ownership guidelines (that we strengthened in fiscal 2021) for Named Executive Officers and certain other officers
✓	Equity awards continue to vest through qualifying retirement, with proration of awards granted in year of retirement to match service period
✓	We require employment and post-employment covenants (including non-compete, non-solicitation and assignment of intellectual property) for executive officers and all equity and bonus participants

WHAT WE DON’T DO
✗	No employment agreements with any executive officers (including CEO)
✗	No uncapped incentive opportunities
✗	No change in control agreements are expected to be extended beyond key executive officers and the existing group
✗	No severance agreements are expected to be extended beyond existing group and are time-bound
✗	No tax gross-ups of severance or change in control payments
✗	No hedging or short sales of our stock; no pledging
✗	No excessive perquisites
✗	No supplemental retirement benefits
✗	No guaranteed bonuses
✗	No incentives that motivate excessive risk-taking
✗	No acceleration of equity awards expected for executive officers
How We Make Decisions Regarding Executive Pay
The Compensation Committee, Management and the Compensation Committee’s independent compensation consultant (which was Semler Brossy Consulting Group, LLC (Semler Brossy) for purposes of fiscal 2021 compensation) each play a role in designing our executive compensation program and determining performance levels and associated payouts. We also look at market data and take into consideration stockholder views about executive compensation expressed in our stockholder engagement process, as described above.
Role of the Compensation Committee
The Compensation Committee is responsible for establishing, implementing and monitoring our executive compensation program and its adherence to our compensation philosophy. The Compensation Committee approves the performance thresholds and the financial and strategic performance metrics applicable to executive officers under our annual cash incentive plan as described in “Components of Our Executive Compensation Program for Fiscal 2021—Performance-Based Annual Cash Incentive Compensation” and sets performance metrics applicable to the performance-based component of our long-term equity incentive plan as described in “Components of Our Executive Compensation Program for Fiscal 2021—Long-Term Equity-Based Incentive Program”. The Compensation Committee is responsible for approving our employment policies and agreements impacting executive officers. The Compensation Committee also evaluates actual performance against the established goals and determines appropriate levels of compensation for our executives. The Compensation Committee makes all decisions with respect to, and approves, compensation for our executive officers, including base salary, annual cash incentive, long-term equity incentive, and benefits, except that the compensation of our CEO is further reviewed and approved by the independent members of our Board.
As part of the compensation approval process for our executive officers, the Compensation Committee considers the views and recommendations of Management, particularly our CEO. For our CEO, we have established an annual performance evaluation process, which includes a self-assessment by the CEO and a formal performance assessment by the full Board consisting of both quantitative and qualitative assessments, which is considered in setting the CEO’s annual compensation. In setting the nature, type and level of compensation for all of our executive officers, the Compensation Committee considers the recommendation of its independent compensation consultant as described in greater detail below.
Role of Management
Our CEO and CHRO provide the Compensation Committee with an assessment of our corporate performance, market pay practices, and the performance of our executive officers and make recommendations for the compensation of our other executive officers based on this assessment, including recommendations for pay mix and the nature of performance metrics that best support our business objectives. Additionally, our CEO, CHRO and CFO discuss with the Compensation Committee

Management’s internal projections with respect to a variety of performance metrics and operations goals for future fiscal years on which performance-based compensation will be based. The Chief Legal Officer, General Counsel and Corporate Secretary advises on the foregoing matters and provides guidance on governance principles and practices, investor perspectives and regulatory trends and analyses in the context of executive compensation determinations.
No executive officer makes any decision on any element of his or her own compensation, and our CEO does not participate in deliberations regarding his compensation, which is recommended by the Compensation Committee to the full Board and considered and determined by the full Board in conjunction with the CEO’s performance evaluation in executive session.
Role of Independent Compensation Consultant
The Compensation Committee selected and directly retained Semler Brossy as its compensation consultant during fiscal 2021 to provide independent, third-party advice and expertise on all aspects of executive compensation and related corporate governance matters, including designing and establishing our executive compensation program for fiscal 2021. Semler Brossy provided input and guidance related to our incentive plan design, reviewed our Compensation Discussion and Analysis and associated disclosures, and summarized and provided perspectives on market developments related to executive compensation, including regulatory requirements and related disclosures. Semler Brossy only provides services to the Compensation Committee. It does not provide any services to Management. The Compensation Committee assessed the independence of Semler Brossy pursuant to SEC and NYSE rules, as described below, and concluded that no conflict of interest exists that would prevent Semler Brossy from serving as an independent consultant to the Compensation Committee.
As mentioned above, the Compensation Committee analyzed whether the work of Semler Brossy as its compensation consultant raises any conflict of interest, taking into consideration the following factors: (i) Semler Brossy does not provide any other services to the Company; (ii) the amount of fees the Company paid to Semler Brossy represents less than 2% of Semler Brossy’s total revenues; (iii) Semler Brossy maintains policies and procedures designed to prevent conflicts of interest; (iv) Semler Brossy does not have any business or personal relationship with any executive officer of the Company; (v) neither Semler Brossy nor any member of its consulting team directly owns any stock of the Company; and (vi) Semler Brossy does not have any known business or personal relationship with any member of the Committee. The Committee determined, based on its analysis of the above factors, that the work of Semler Brossy and the individual compensation advisors employed by Semler Brossy as compensation consultant to the Committee does not create any conflict of interest. The Committee will continue to monitor the independence of its compensation consultant on an annual basis. The Compensation Committee also annually evaluates the independence, performance, scope of work and fees, and other key elements of this relationship under a pre-approval policy pursuant to which fees are ultimately approved. As described above, in fiscal 2021, following a thorough review process, the Compensation Committee selected FW Cook as its new independent compensation consultant. In the future, the Compensation Committee may retain other similar consultants.
Compensation Risk Assessment
Our Compensation Committee charter requires the Compensation Committee to assess, on an annual basis, whether the Company’s compensation policies and practices encourage the Company’s executive officers or other key employees to take unnecessary and excessive risks that could threaten the value of the Company. The Compensation Committee believes that our compensation policies do not encourage the taking of unnecessary and excessive risks. Our compensation and governance practices are designed to align the interests of our executive officers with the interests of stockholders and the achievement of the Company’s strategic objectives. For example:
•A substantial portion of our executive officers’ compensation is “at risk,” including compensation paid in the form of common stock;
•Total executive officer compensation is substantially weighted to long-term equity, half of which is tied to long-term performance targets (re-weighted to 60% for fiscal 2022);
•The short-term bonus program has an established performance metric (adjusted EBITDA for fiscal 2021) that is a long-term growth driver;
•We set a maximum level of compensation; there is no uncapped compensation for our executive officers in any element of executive compensation;
•Our executive officers are required to maintain certain levels of stock ownership, which are tested each year based on the then-current price of our common stock;
•Our executive officers are prohibited from hedging and pledging shares of Company common stock;
•The Compensation Committee periodically reviews and oversees key diversity and inclusion initiatives and Human Resources policies and practices, including those related to overall business performance and the relationship of such performance to executive officer compensation, including as relating to recruiting, learning and talent development programs; and
•Performance-based compensation is subject to recoupment in the event of a restatement of the Company’s financial statements or a material inaccuracy in the performance metrics used to measure performance-based compensation and is subject to forfeiture of incentive compensation in the event of certain misconduct resulting in reputational harm to the Company. Additionally, performance-based compensation may be forfeited in the case of misconduct in violation of law or Company policy, including through failure of an executive’s oversight responsibilities, that results in material financial or reputational harm to the Company.
Competitive Marketplace Assessment
In making compensation decisions, the Compensation Committee periodically, generally once annually in August or September, reviews all elements of total compensation for our executive officers compared to those in similar positions with substantially similar responsibilities at “peer” organizations, i.e. those organizations with similar characteristics to our Company generally.
In setting compensation for Named Executive Officers for fiscal 2021, the Compensation Committee also considered Willis Towers Watson Retail/Wholesale survey data for companies in the retail/wholesale distribution sector with revenues comparable to ours, as well as the companies in the table below, the Comparator Group. Due to the nature of our business, there are ongoing challenges in developing an appropriate mix of companies to include in our Comparator Group, including that few of our direct peers are publicly traded, the complex nature of our business, and the structure of our Management team and their responsibilities. In developing our Comparator Group, we include companies in the same or similar industries, companies with comparable revenues, firms with similar business models, and companies from which we would consider recruiting talent. The Committee believes this group of companies, together with consideration of the industry survey data referenced above, provides a meaningful perspective of current pay practices and levels, as well as overall compensation trends.

Food- and Distribution-Related Companies of Comparable Size

Company	GICS Sub-Industry	Revenue ($ in millions)	Market Value ($ in millions)
Arrow Electronics	Technology Distributors	32,634	8,748
Avnet	Technology Distributors	19,535	4,111
C.H. Robinson	Air Freight and Logistics	19,111	11,745
CDW	Technology Distributors	19,697	25,706
Core-Mark	Distributors	13,839	1,945
Genuine Parts	Distributors	17,870	18,177
Henry Schein	Health Care Distributors	11,898	11,277
Performance Food Group	Food Distributors	30,399	6,131
Pilgrim's Pride	Packaged Foods and Meats	13,104	5,397
SpartanNash	Food Distributors	9,072	705
SYNNEX	Technology Distributors	26,919	6,208
Sysco	Food Distributors	51,298	37,959
US Foods	Food Distributors	25,944	7,620
Summary Statistics (n=13)
75th Percentile		26,919	11,745
Median		19,535	7,620
25th Percentile		13,839	5,397
United Natural Foods, Inc.	Food Distributors	26,950	1,866
Percentile Rank		75P	8P
Source: S&P CapIQ. Peer Total Revenue = trailing 12 months; Market Value as of July 31, 2021.
Market data is only one factor that the Compensation Committee considers when making determinations regarding executive compensation. Other factors considered include individual performance, internal pay equity, scope of responsibilities, tenure, criticality of the position and executive retention concerns, and the need to recruit new officers. The Compensation Committee does not target a specific positioning versus the market for each role and takes into account all the above factors in determining the competitiveness of our compensation.

Components of Our Executive Compensation Program for Fiscal 2021
Our executive compensation philosophy is reflected in the principal elements of our executive compensation program. The four key components of our executive compensation program in fiscal 2021 and how each component supports our compensation philosophy are set forth in the table below.

Component		How It Supports Our Compensation Philosophy

Base Salary	→	Provides competitive level of compensation to attract and retain top talent
Performance-based annual cash incentive	→	At-risk, variable pay to motivate our executives to achieve short-term (annual) business objectives within appropriate risk parameters
Long-term equity awards in the form of time-based vesting restricted stock units, or RSUs, and performance-based vesting restricted stock units, or PSUs	→	At-risk, variable pay that motivates our executives to focus on multi-year operational performance and increasing stockholder value; also a long-term retention tool
Other compensation and benefits, including minimal perquisites and participation in benefit plans generally available to all our employees, such as the 401(k) Plan	→	Assist in attracting and retaining top talent by providing competitive benefits, with minimal perquisites
Pay Mix
When setting or recommending target total compensation for fiscal 2021 for the Named Executive Officers, the Compensation Committee determined that total target compensation should be weighted toward variable, at-risk pay, and a significant percentage should consist of equity-based compensation. We believe this approach appropriately aligns executive compensation with financial results and provides a balance between managing risk and incentivizing our Management team to create short- and long-term stockholder value by achieving pre-established financial performance objectives directly tied to achievement of our strategic priorities. The Compensation Committee determined that a separate pay structure for our CEO is necessary to deliver competitive pay while even more heavily weighting at-risk incentives within the design. The charts below illustrate the mix of pay elements for 2021 at target for our CEO (85% at-risk pay) and the average for our other NEOs, (74% at-risk pay).
Base Salary
As described above, for fiscal 2021, the Compensation Committee considered data from the Willis Towers Watson Retail/Wholesale survey as well as proxy data from the Comparator Group for the second- and third- highest paid executive and CFO roles. Base salaries were generally targeted at the median of these data sources taking into account other factors mentioned above. Mr. Spinner’s salary, although unchanged, was generally aligned with market midpoints for both the general industry and the Comparator Group. Given the adjustments to Messrs. Dorne and Testa in fiscal 2020 for their expanded roles, no increases were made to their base salaries in fiscal 2021. For Mr. Howard and Ms. Sutton, the competitive market assessment determined that their base salaries were below market for an executive performing comparable duties in the Comparator Group, and their salary increases reflect our attempt to close this gap while also recognizing their outstanding performance during the year. In addition, Ms. Sutton’s base salary determination took into consideration that, in addition to the legal department, Ms. Sutton leads the Company’s risk and safety, real estate, labor relations, energy and environmental functions.
Set forth below are the fiscal 2020 and fiscal 2021 base salaries for the Named Executive Officers and the percentage change between periods.

Named Executive Officer	Fiscal 2020 Base Salary(1)	Fiscal 2021 Base Salary (2)	Percentage Change
Steven L. Spinner	$1,200,000	$1,200,000	—%
John W. Howard	$600,000	$625,000	4%
Eric A. Dorne	$750,000	$750,000	—%
Jill E. Sutton	$510,000	$580,000	14%
Christopher P. Testa	$750,000	$750,000	—%
(1)Reflects fiscal year-end salary based on promotions during fiscal 2020 for Messrs. Howard, Dorne and Testa.
(2)Reflects changes made by the Compensation Committee during its annual review, effective November 1, 2020.
Performance-Based Compensation Metrics
The Compensation Committee is responsible for setting the minimum, target and maximum or “stretch” performance levels (objectives that must be achieved) and related payout levels from $0 to maximum payout for our performance-based compensation discussed below. Receipt of this compensation is contingent upon satisfaction of corporate-wide metrics established by the Compensation Committee at the beginning of the performance period.
The Compensation Committee retains the ability to adjust targets in certain circumstances, including in the event that unbudgeted or unforeseen events would impact a metric, such that it is not reflective of actual underlying operating performance that it was designed to assess. In making any such adjustment, consistent with established guidelines that allow for consistency in consideration from year to year, the Compensation Committee reviews, among other things, the original target and the budget upon which the target was based, whether the events giving rise to a potential adjustment had occurred or were contemplated at the time the performance targets were established, whether these factors were related to our core operating performance and the impact of any change in accounting or financial policy or methodology. After consideration of these factors, the Compensation Committee may determine to make adjustments to metrics or payouts where, absent such adjustment, the payout would not, in the Compensation Committee’s determination, be reflective of the level of operating performance driven by the executive officers.
Performance-Based Annual Cash Incentive Compensation
Performance Metrics. The factors considered in setting the target compensation for fiscal 2021 continued to focus and align our executive officers on adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), a key metric tied to our long-term business performance. We believe using adjusted EBITDA as a performance metric focuses our executive officers on growth in core operational performance and rewards all officers for achievement of this important driver of overall financial performance. For information on how we calculate adjusted EBITDA, a non-GAAP measure, and a reconciliation of adjusted EBITDA to net income, see Annex A.
Performance-Based Annual Cash Incentive Targets (Potential Payouts). For our Named Executive Officers, the annual cash award targets, or potential payouts, for fiscal 2021 at various Company-wide performance levels were set as percentages of base salary earned, and prorated if applicable to changes in base salary over the fiscal year, as follows:

	Applicable Targets as % of Fiscal 2021 Salary
Named Executive Officer	Threshold (50%)	Target (100%)	Stretch (150%)
Steven L. Spinner	75.0%	150.0%	225.0%
John W. Howard	50.0%	100.0%	150.0%
Eric A. Dorne	50.0%	100.0%	150.0%
Jill E. Sutton (1)	41.4%	82.7%	124.1%
Christopher P. Testa	50.0%	100.0%	150.0%
(1)Reflects a pro-rated adjustment made to reflect the increase bonus target from 75% to 85% in the first quarter of fiscal 2021.

For example, if the Company achieved its targets at the threshold level, Mr. Spinner’s cash incentive would be an amount equal to 75% of his base salary; at target level, he would receive a cash incentive in an amount equal to 150% of his base salary; and at the stretch level he would receive an award equal to 225% of his base salary. The actual payout depends, however, on whether the Company met the threshold performance level. If performance were below the threshold level, there would be no payout.
Performance Target. In setting the performance target for fiscal 2021, the Compensation Committee reviewed historical levels of performance, expected initiatives in connection with ongoing integration and productivity initiatives, a desire to support our growth and long-term operating results, the competitive environment and the heightened uncertainty given the COVID-19 pandemic. In establishing the intended degree of difficulty of the payout level for adjusted EBITDA, the Compensation Committee set the performance targets at levels that required successful implementation of corporate operating objectives for meaningful payouts to occur. The Compensation Committee believed that the initial targets related to “threshold” performance were achievable in light of budgeted expectations, but the payouts for “target” performance and “stretch” performance each required significant improvement over the prior year’s comparable performance, after taking into account the factors noted above.
Determination of Performance-Based Annual Cash Incentive Plan Payouts. Annual cash incentive plan goals for Named Executive Officers for fiscal 2021 were set by the Compensation Committee at the following amounts of adjusted EBITDA:

Performance Measure	Threshold	Target	Stretch	Threshold Payout	Target Payout	Stretch Payout
Adjusted EBITDA in $000’s	$568,117	$710,147	$852,176	50%	100%	150%
In September 2021, the Compensation Committee reviewed with Management our financial results for fiscal 2021. The Compensation Committee determined the level at which adjusted EBITDA had been achieved as set forth below:

Performance Metric	Target	Actual		Performance as a Percentage of Target
Adjusted EBITDA in $000’s	$710,147	$755,460	(1)	106%
(1)See Annex A for a reconciliation to the most comparable GAAP metric; includes a Committee-approved adjustment of $9 million for unbudgeted expenses related to the startup of our new Allentown distribution center, which, consistent with the Committee’s guidelines for adjustment described above, the Committee determined was in the long-term best interests of the Company, furthered the Company’s strategic objectives, but was not included in or anticipated at the time the original financial targets were set under this program.
The Company exceeded its adjusted EBITDA target for fiscal 2021. The payout amounts below were linearly interpolated for results between target and maximum or “stretch” performance, which resulted in a 115.95% payout as a percentage of target. The payout amounts reflect performance in fiscal 2021 that significantly exceeded the established performance objective, demonstrating the effectiveness of our pay for performance incentive plans.

	Performance-Based Annual Incentive
Named Executive Officer	Target (1)	Actual
Steven L. Spinner	$1,800,000	$2,087,136
John W. Howard	$618,750	$717,453
Eric A. Dorne	$750,000	$869,640
Jill E. Sutton	$465,375	$539,612
Christopher P. Testa	$750,000	$869,640
(1)Based on prorated salary and bonus target changes during the fiscal year where applicable.
Long-Term Equity-Based Incentive Program
2021 Grant of Time- and Performance-Based Vesting Restricted Stock Units. Our long-term equity-based incentive program in fiscal 2021 for our Named Executive Officers consisted of RSUs and PSUs. Approximately 50% of the aggregate grant date fair value of these units awarded to Named Executive Officers represented RSUs that vest ratably over three years and 50% were PSUs that cliff-vest at the end of a three-year performance period.

The Compensation Committee believes that a mix of time- and performance-based vesting restricted stock units provides a Named Executive Officer with an incentive to improve our stock price performance and a direct alignment with stockholders’ interests, as well as a continuing stake in our long-term success.
In fiscal 2021, the Compensation Committee determined the target grant date fair value of equity awards for our compensation program was to be based on percentages of the recipient’s then-base salary dependent on the eligible employee’s position within the Company. For our Named Executive Officers, the percentages were:

Named Executive Officer	% of Base Salary
Steven L. Spinner	425%
John W. Howard	200%
Eric A. Dorne	200%
Jill E. Sutton	150%
Christopher P. Testa	200%
These grants were made in October 2020, following approval by the Compensation Committee. In addition to above, as previously disclosed in our 2020 proxy statement, Ms. Sutton received a one-time performance share unit award with a grant date value of approximately $500,000 for her extraordinary work with regards to managing through the COVID-19 pandemic, as she oversaw the Company’s significant efforts related to safety and sanitation protocols, special COVID policies and collaboration with federal, state and local health officials. Payout for this award is based upon achieving a minimum cumulative adjusted EBITDA amount at the end of the 3-year performance period.
Performance-Metrics for Performance Units. PSUs granted in fiscal 2021 (October 2020) are subject to three metrics that the Compensation Committee believes are critical to our long-term strategy. The performance criteria and weighting of these PSUs are as follows: fiscal 2021-2023 adjusted EPS growth, weighted at 60%; fiscal 2023 adjusted return on invested capital (adjusted ROIC), weighted at 20%; and fiscal 2023 Leverage (Net Debt/Adjusted EBITDA), weighted at 20%, as described below.
Adjusted EPS Growth. At the end of 3 years, adjusted EPS growth is based on the average achievement against the 3-year performance goals and metrics. Adjusted EPS growth rate targets are set at the time of grant for each year as a targeted rate of growth applied to the prior-year actual adjusted EPS. This design is intended to keep Management engaged throughout the three-year cycle even if there is under-performance in one year; or, conversely, if the maximum growth is achieved in one year, Management must still meet predetermined growth rate goals in subsequent years. For example, if our executives were to significantly outperform relative to the year-one adjusted EPS growth target, they must still achieve the predetermined growth rate targets in the second and third years to attain an above-target payout because the contribution of the first year to total payout is effectively capped. If our target were a cumulative three-year growth target, maximum payout could be achieved with one year of significant outperformance. The Compensation Committee believes that including an adjusted EPS metric aligns executives’ interest with long-term stockholder interests.
Fiscal 2023 Adjusted ROIC. Adjusted ROIC is defined as net adjusted operating profit after income taxes, divided by the sum of the average outstanding debt (including finance lease obligations) and average stockholders’ equity, plus or minus certain adjustments falling into categories approved by the Compensation Committee. The Compensation Committee believes this metric, which is set at the grant date, drives long-term value by emphasizing prudent investments and effective capital management over the full 3-year performance period.
Fiscal 2023 Leverage (Net Debt/Adjusted EBITDA). For the purposes of the long-term incentive plan, Leverage represents the ratio of total net debt (including finance lease obligations) to the last four quarters adjusted EBITDA. The Compensation Committee believes that, consistent with stockholder feedback, the leverage ratio metric supports a focus on our stated commitments to pay down our outstanding debt, set at grant and measured at the end of the 3-year performance period.
In addition to the performance criteria tied to the three financial metrics described above, the Compensation Committee approved a feature pursuant to which the number of units that will vest will be adjusted upward or downward by up to 10% depending on how our common stock price performs relative to the S&P Mid Cap 400 Index (Relative TSR) over the three-year performance period ending on the close of fiscal 2023.
The Compensation Committee believes this design focuses our Management team on improving core operational performance and long-term value creation. Targets were based on long-term projections for all three fiscal years, taking into account the Supervalu acquisition, related synergies, our desire to manage long-term debt while continuing to invest in future business growth, and the ongoing uncertainty of the COVID-19 pandemic. The applicable Named Executive Officers are eligible to earn between 0% and 150% of their targeted award, depending on our performance during the relevant measurement period. Each metric must meet a minimum threshold level of performance for any payout to occur with respect to that metric

(shown below). The table below does not include the actual forward targets. We generally do not disclose forward-looking goals for our long-term incentive plan because we do not consistently provide long-range guidance on all metrics and it is competitively sensitive information. We disclose performance goals for our incentive programs in full after completion of the performance period.

Performance Measures	Weight	Threshold	Target	Stretch	Threshold Payout(1)	Target Payout(1)	Stretch Payout(1)
Fiscal 2021-2023 adjusted EPS Growth	60%	70%	100%	130%	50%	100%	150%
Fiscal 2023 adjusted ROIC	20%	90%	100%	110%	50%	100%	150%
Fiscal 2023 Leverage (Net Debt/adjusted EBITDA)	20%	110%	100%	90%	50%	100%	150%
(1)Aggregate payout subject to 10% adjustment based on Relative TSR.
Prior Long-Term Equity-Based Incentive Program, Results and Payouts
There are no performance-based restricted stock units vesting based on fiscal 2021 performance due to the shift from 2-year to 3-year cliff-vesting beginning with awards granted in fiscal 2020. At the time, the Committee recognized that there would be a gap year for PSU payouts and chose not to grant any replacement awards to fill this gap, in part because of the shift from four- to three-year vesting period for time-based restricted stock units was occurring at the same time and executives would have the benefit of the shorter future vesting periods for those awards. The next vesting for PSUs will occur after fiscal 2022 performance, based upon the 3-year performance period from fiscal 2020 to fiscal 2022.
Other Compensation and Benefits
The Named Executive Officers are eligible for the same level and type of benefits that we make available to other employees, including our 401(k) plan, health care plan, life insurance plans, other welfare benefit programs, and equity treatment upon retirement or a separation from service event. In addition to the standard benefits offered to all employees, the Named Executive Officers were eligible to participate in the deferred compensation plans prior to such plans being frozen in February 2019. These deferred compensation plans were terminated and paid out in fiscal 2020. We do not have any defined benefit pension plans available to our Named Executive Officers.
Additional Benefits. We provide certain Named Executive Officers with additional benefits that we believe are reasonable and consistent with our overall executive compensation program. The costs of these benefits constitute only a small portion of each Named Executive Officer’s total compensation and include, for certain Named Executive Officers, contributions to our defined contribution plan, relocation expenses and, for our former CEO, commuting air and travel reimbursement. We offer perquisites and other benefits that we believe to be competitive with benefits offered by companies with whom we compete for talent for purposes of recruitment and retention.
Retirement. To recognize significant years of service to the Company and to incentivize employees who might consider retiring to remain focused on the long-term best interests of the Company regardless of their personal retirement plans, which could otherwise create bias toward short-term performance, the Committee has established a retirement policy that provides that time-vesting RSUs will continue to vest during retirement on the same terms as they would if the executive had not retired, but without the requirement that they remain employed. PSUs will be treated similarly on retirement, but subject to actual performance at the time when achievement of performance objectives are measured. In addition, an executive’s equity awards granted in the year of retirement will be prorated to reflect the service period prior to the date of retirement. Qualified retirement is defined as retirement by an employee who has reached age 59 or older and who has achieved at least 10 years of service to the Company. This policy applies to all participants, provided that, as described below, our new CEO will be eligible for retirement treatment upon achievement of six years of service to the Company.
Separation from Service. In June of 2021, the Committee reviewed market practice of equity awards upon an involuntary separation from service. Prior to June 2021, all unvested equity forfeited upon termination unless participants were retirement eligible. Based on market practice and UNFI’s desire to live one of its core values of “Do the Right Thing”, the Board approved an amendment to the Company’s Amended and Restated 2020 Equity Incentive Plan, as further amended, or the 2020 Equity Incentive Plan, to allow a portion of unvested equity to accelerate upon certain Separations from Service without Cause, as defined in the 2020 Equity Incentive Plan. This change applies to all existing and future grants for all participants. Under the new terms, upon certain Separations from Service without Cause (as defined in the 2020 Equity Incentive Plan), unvested equity will vest as follows:
•Any RSUs expected to vest within 365 days of the separation date would vest on an accelerated basis. If the separation date occurs within 365 days after the grant date of an RSU award, any outstanding RSUs scheduled to vest within 365 days of the separation date would be prorated for the time worked during the grant year.

•A prorated portion of any outstanding PSUs, determined by the number of days worked in the performance period for such awards prior to the date of termination, will remain outstanding (will not be forfeited) and would vest on the scheduled vesting date, subject to actual performance.
•The remainder of RSUs and PSUs not vesting in accordance with the 2020 Equity Incentive Plan terms would be forfeited.
Components of Our Executive Compensation Program for Fiscal 2022

As described above, the Committee engaged a new independent compensation consultant, FW Cook, for fiscal 2022. As part of FW Cook’s initial work for the Compensation Committee, they performed a full analysis into our pay programs against peers and market, by pay component and in total. The Committee reviewed executive pay against survey data, UNFI’s Comparator Group, individual executive performance during the year and internal pay equity, recognizing the complexity of roles and varying experience of our executives. Based on those reviews, targeted salary adjustments and long-term incentive changes were approved to help narrow the pay gap against similar roles in the market and recognize continued increase in responsibility as the Company continues to grow. Each of these leaders have played an integral role in managing through these unprecedented times, while driving results and rolling out the new Fuel the Future Strategy and key initiatives.
Our Compensation Committee made the following changes to base salary for the Named Executive Officers, effective October 31, 2021. Given Mr. Spinner’s separation, the Committee made no compensation changes, but he was an active executive until August 8, 2021, at which time he agreed to provide Management and Board advisory services to the Company as a consultant for up to one year at a rate of $250,000 per year; he was also not eligible for a fiscal 2022 short-term incentive compensation or a long-term incentive grant. Mr. Douglas was appointed as CEO on August 9, 2021; see below for his compensation arrangements.

Named Executive Officer	Fiscal 2021 Base Salary (1)	Fiscal 2022 Base Salary(2)	% Change
Steven L. Spinner	$1,200,000	n/a	n/a
John W. Howard	$625,000	$675,000	8%
Eric A. Dorne	$750,000	$787,500	5%
Jill E. Sutton	$580,000	$614,800	6%
Christopher P. Testa	$750,000	$810,000	8%
(1)Reflects annual rate as of the end of fiscal 2021.
(2)Effective as of October 31, 2021.
There were no changes to annual cash incentive plan targets for fiscal 2022 for the NEOs as a percent of base salary; Messrs. Howard (100%), Dorne (100%), Testa (100%), and Ms. Sutton (85%). However, the Committee did approve additional changes to the long-term incentive plan targets. Starting in fiscal 2022, executive long-term incentive targets will transition from a percent of base salary to a fixed value going forward. This approach will decouple any change in base salary impact from long-term incentive target amounts and provide the Committee greater flexibility in using performance-based pay to recognize performance. Fiscal 2022 long-term incentive targets compared to amounts that would have been granted under the previous methodology are set forth below. The fiscal 2022 award amounts reflect increases based on the results of benchmarking, our methodology change and recognition of increased responsibilities of our executive officers as we continue to grow our business and implement our new strategy. The Committee determined to weight compensation increases toward long-term, at-risk compensation.

Named Executive Officer	Fiscal 2021 Salary	Fiscal 2021 % of Salary	Target LTI based on % of Salary Method	Target Fiscal 2022 LTI $	% increase from Prior Method
Steven L. Spinner	n/a	n/a	n/a	n/a	—%
John W. Howard	$625,000	200%	$1,250,000	$1,500,000	20.0%
Eric A. Dorne	$750,000	200%	$1,500,000	$1,800,000	20.0%
Jill E. Sutton	$580,000	150%	$870,000	$1,000,000	14.9%
Christopher P. Testa	$750,000	200%	$1,500,000	$1,800,000	20.0%
The Committee also took the following actions for fiscal 2022, which incorporates investor feedback in connection with last year’s meeting and during our annual engagement:

•Retained a new Compensation Consultant to the Board, FW Cook, in March 2021 following an extensive search;
•Added a second metric to our short-term incentive plan. We believe the addition of a revenue metric (weighted at 25%) along with adjusted EBITDA (weighted at 75%) creates a balance between top- and bottom- line growth and aligning incentives with our Fuel the Future Strategy to grow sales profitably;
•Adjusted the design of long-term incentive awards to have a heavier weighting of performance-based awards; mix in fiscal 2022 will now be 60% PSUs and 40% RSUs (from 50%/50%); in connection with this change, the Committee also aligned maximum payout with market and peers at 200% (from 150%);
•Simplified the long-term incentive plan PSUs for FY22-FY24 by removing the Leverage metric and re-weighting the remaining two metrics, adjusted EPS Growth and adjusted ROIC; and
•Reduced change in control multiple for our CEO to 2.5x from prior CEO’s 2.99x.

We are happy to report that, given the reduced share utilization in light of the increase in our stock price over the last year and our continued disciplined equity grant practices, we expect that our available shares under the 2020 Equity Incentive Plan will be sufficient to make our fiscal 2023 annual grant. The Committee continues to monitor and manage our dilution and burn rate.
Compensation Arrangement with New CEO
In August 2021, in connection with Mr. Douglas’ appointment as the Company’s Chief Executive Officer, the Committee’s consultant, FW Cook performed a benchmark analysis of CEOs at our Comparator Group and the Retail/Wholesale survey. The Committee negotiated a compensation arrangement that is well-aligned with our peer group median as compared to Mr. Spinner, who was compensated at a higher level, given his tenure with the Company. The Company provided Mr. Douglas with an offer letter, pursuant to which Mr. Douglas will receive an annual base salary of $1,050,000 and an annual cash bonus with a value of 150% of his base salary based on achievement of certain fiscal year goals and objectives beginning with the 2022 fiscal year (commencing August 1, 2021). Pursuant to the terms of his offer letter, Mr. Douglas’ annual equity award for fiscal 2022 was granted with a grant date value of $3,900,000, which award was made 40% in RSUs and 60% in PSUs, and further subject to the terms and conditions of the respective award agreements evidencing the grant. In addition, pursuant to his offer letter, Mr. Douglas was awarded an inducement equity award with a grant date fair value of $2,000,000, which award was made 40% in RSUs and 60% in PSUs. Mr. Douglas’ equity awards were made on the same terms as those to other executive officers, provided that Mr. Douglas will be eligible for retirement treatment upon achieving six years of service to the Company, compared to ten years under the 2020 Equity Incentive Plan and our Retirement Policy. Mr. Douglas may participate in the Company’s health and wellness and retirement benefit plans and programs in accordance with the terms of such plans.
The offer letter structure, with terms generally aligned with those applicable to other executive officers, was important to our Compensation Committee as it heard and responded to feedback from our investors regarding the disfavor for employment agreements with our prior CEO and COO and amendments to such agreements. The Committee believes that Mr. Douglas’ compensation arrangement appropriately reflect market alignment and recognition of Mr. Douglas’ significant experience, while also implementing best-practices in compensation governance.
Employment, Retention, Severance and Change in Control Agreements
We are party to an employment agreement for Mr. Spinner, a Retention Agreement with Mr. Testa, and severance and change in control agreements with Messrs. Douglas, Howard, Dorne and Testa and Ms. Sutton. The capitalized terms “Cause,” “Good Reason” and “Change in Control” in this section are used as defined in those agreements.
Employment Agreement with Steven L. Spinner
Our employment agreement with Mr. Spinner was most recently amended on March 9, 2021 (as amended, the Spinner Employment Agreement) to extend the term of his agreement to October 31, 2021 or, if earlier, the date Mr. Spinner’s successor as CEO was duly appointed, in light of the then-ongoing CEO search. Further, pursuant to the March 2021 amendment, the Company and Mr. Spinner agreed that, at the Company’s request, he would provide consulting services for twelve months from the date of his separation and will receive, on an annualized basis, $250,000 in consideration for his consultant services. This agreement remains in effect with respect to that consulting arrangement only.
Under the Spinner Employment Agreement, following Mr. Spinner’s separation effective August 8, 2021, he became entitled to a payment in an amount equal to 2.0 times the sum of his (i) base salary and (ii) target annual bonus, plus $35,000 for payment of medical coverage or otherwise, payable in a lump sum on the 190th calendar day following his separation. As Mr. Spinner was retirement eligible under the terms of his employment agreement (having attained fifty-nine (59) years of age and provided ten (10) years of service to the Company), his outstanding time-based equity awards vested in full, while his performance-based awards will continue to vest and be payable, based on actual performance. Mr. Spinner was paid a short-

term bonus for full-year fiscal 2021, based on actual performance. Mr. Spinner is not eligible for any further equity awards. He also is not entitled to a prorated short-term bonus for fiscal 2022, as he did not serve as CEO for a full month in the fiscal year.
Pursuant to his employment agreement, Mr. Spinner and the Company executed a general release, effective August 24, 2021, as a result of his separation.
The Spinner Employment Agreement contains provisions governing the nondisclosure and nonuse of confidential information of the Company, as well as provisions requiring the assignment of certain intellectual property rights to the Company. The agreement also contains non-competition and non-solicitation restrictive covenants that remain in existence for one year.
Finally, the Spinner Employment Agreement provides that the Company may seek recoupment for incentive compensation in any of the circumstances covered by the Company’s recently amended recoupment policy or any violation of the covenants in the Spinner Employment Agreement relating to non-competition, non-solicitation, and nondisclosure and nonuse of confidential information.
Retention Agreement with Mr. Testa
As previously disclosed in our quarterly report on Form 10-Q filed with the SEC on March 10, 2021, we entered into a Retention Agreement with Christopher Testa, our President, on March 8, 2021. Pursuant to the agreement, Mr. Testa will be entitled to a retention payment of $675,000, provided that he continues his service with the Company through February 1, 2022, or upon his earlier termination by the Company other than for Cause. The Committee believes this agreement was in the best interests of the Company to ensure Management stability through the Company’s ongoing CEO search and transition, and particularly in recognition of Mr. Testa’s important internal and external relationships.
Severance Agreements and Change in Control Agreements
We are currently a party to severance agreements and change in control agreements with each of Messrs. Douglas, Howard, Dorne, Testa and Ms. Sutton. The Compensation Committee believes that the protections afforded in these severance and change in control agreements are reasonable and are an important element in retaining our executive officers.
Each of the severance agreements includes non-solicitation, non-competition and intellectual property assignment provisions, which apply during the employment period and continue for a one-year period following termination of employment for any reason. The severance agreements include a three-year term (from the October 23, 2019 effective date for Messrs. Dorne and Testa and Ms. Sutton, from the February 9, 2020 effective date for Mr. Howard and from the August 9, 2021 effective date for Mr. Douglas), subject to extension by mutual agreement of the Company and individual executive officer.
The change in control agreements also include non-solicitation and non-competition provisions, which apply during the employment period and continue for a two-year period, and intellectual property assignment provisions, which apply during the employment period and continue for a one-year period, following a termination of employment that occurs in contemplation of or within two years after a Change in Control. The severance and change in control agreements also contain confidentiality provisions that are not subject to a term. None of our executives is a party to an agreement providing for “gross up” payments for excise taxes imposed upon termination following a change in control. Any benefits to be paid upon a Change in Control under the change in control agreements are “double trigger,” which requires both a Change in Control and a termination of a the executive’s employment in contemplation of or within two years of the date of the Change in Control, either by us for a reason other than Cause, death or disability or by the executive for Good Reason.
The key benefits provided for in these agreements are summarized below:

Executive	Benefit or Payment (1)	Severance (2)	Change in Control (2)
CEO	Base Multiple	2X, continued pay	2.5X, lump sum
	Bonus Multiple	2X target $, lump sum	2.5X target $, lump sum
	Prorated Bonus	Yes, prorated and based on actual performance	Yes, prorated and based on actual performance
	Medical Benefits	$70,000 lump sum	$87,500 lump sum
Other Executives	Base Multiple	1X, continued pay	2X, lump sum
	Bonus Multiple	None	2X target $, lump sum
	Prorated Bonus	Yes, prorated and based on actual performance	Yes, prorated and based on actual performance
	Medical Benefits	$35,000 lump sum	$105,000 lump sum payment
(1) The provision of any such benefits will be subject to any restrictions under applicable law, including under Section 409A of the Code.
(2) The treatment of equity upon separation is governed by the terms of the 2020 Equity Incentive Plan and respective Award Agreements.

In establishing the multiples of base salary and bonus that a terminated executive would be entitled to receive following termination without Cause or for Good Reason following a Change in Control, the Compensation Committee considered the need to be able to competitively recruit and retain talented executive officers who often times seek protection against the possibility that they might be terminated without Cause or be forced to resign for Good Reason following a Change in Control, while taking into account the views of our stockholders on appropriate multiples.
Other Programs, Policies and Considerations
Recoupment (Clawback) Policy
We have in place a recoupment policy applicable to our executive officers, including our Named Executive Officers, other principal officers and certain key employees or former employees designated by the Board or our Chief Executive Officer. Under the policy, if the Company’s financial statements are required to be restated for any reason, except when due to a change in accounting policy that has a retroactive effect, the Board will review all performance-based compensation awarded or earned for all periods materially affected by such restatement. In addition, the Board will review all performance-based compensation awarded or earned that is based on performance metrics that appear to be materially inaccurate or affected in any way by fraud, regardless of whether a restatement of the Company’s financial statements is required.
The policy provides that the Board may, to the extent permitted by applicable law, seek the following actions with respect to compensation:

•After conducting the review described above, the Board may seek recoupment from the persons covered by the policy for the extent of such performance-based compensation as it deems appropriate if it determines that:
◦the payment of such performance-based compensation was predicated upon the achievement of certain financial statement results that were subsequently corrected, or upon material inaccuracy or fraud, and a lower incentive payment or award would been made based upon the restated financial results or corrected performance metrics; or
◦a person covered by the policy has engaged in conduct that will cause damage to the Company or is inimical or in any manner contrary to the best interests of the Company, and if the conduct resulted in a material inaccuracy in the Company’s financial statements or performance metrics which affects such person’s compensation.
•The Board may also require forfeiture of incentive compensation in the case of misconduct in violation of law or Company policy, including through failure of an executive’s oversight responsibilities, that results in material financial or reputational harm to the Company. (Added in fiscal 2021)

The policy was also amended in fiscal 2021 to require disclosure in the event the Board seeks recoupment or forfeiture pursuant to the recoupment policy, provided that, among other things, the related facts and circumstances giving rise to the recovery have been publicly disclosed.
Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards from our Chief Executive Officer and Chief Financial Officer if we are required to restate our financials due to material noncompliance with any financial reporting requirement as a result of misconduct. The Board is aware of this requirement and would consider it to apply in addition to the recoupment policy.
Stock Ownership Guidelines
The Compensation Committee believes stock ownership guidelines are a key vehicle for aligning the interests of Management and our stockholders. A meaningful ownership stake by our officers demonstrates to our stockholders a strong commitment to our success. Accordingly, the Board has adopted stock ownership guidelines that require our executive officers to hold shares of our common stock having an aggregate market value from time to time which equals or exceeds the below multiples:

Associates Subject to Guidelines	Multiple of Base Salary
Chief Executive Officer (CEO)	6X
Other Executive Officers	3X
Other Senior Officers (SVPs and above)	1X
Each covered associate is expected to comply with the policy by the fifth year after he or she became subject to the guidelines. Compliance with the guidelines is tested once per year for as long as the officer is employed by the Company. When calculating whether an officer owns a sufficient number of shares under these guidelines, vested and unvested restricted stock and restricted stock units are included, but unvested stock options do not count. Starting in fiscal 2021, the Compensation Committee strengthened this policy to provide that only 50% of the value of an executive officer’s unvested restricted stock units will count towards ownership, to further align leaders with stockholders and tie their interests to long-term stock price appreciation. Vested stock options and stock appreciation rights count to the extent of their net value after deduction for the exercise price. Officers are not allowed to hedge their interests in the stock held pursuant to the guidelines. Our guidelines provide that, once in compliance, an officer shall be deemed to remain in compliance despite a subsequent reduction in stock price that may otherwise cause non-compliance. Given the sustained decline in our stock price at the level specified in our stock ownership guidelines for 18 months, the five-year accumulation period was reset as of the end of fiscal 2020. Each of our executive officers was in compliance as of July 31, 2021.
Hedging and Insider Trading Policy
Our Insider Trading Policy prohibits our Directors and certain employees, including executive officers, from engaging in certain speculative transactions in our equity securities, including short sales, hedging transactions and pledging our stock as security.
Tax Deductibility of Compensation
When it reviews compensation matters, the Compensation Committee considers, among other matters, the anticipated tax and accounting treatment of payments and benefits with respect to us and, when relevant, to the executive. Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the Chief Executive Officer and certain other Named Executive Officers. Prior to the effectiveness of the Tax Cuts and Jobs Act, this deduction limit did not apply to compensation that qualified as “performance-based compensation” (as defined in Section 162(m)). The Tax Cuts and Jobs Act eliminated the qualified “performance-based compensation” exemption from Section 162(m), subject to an exception for compensation paid pursuant to a written binding contract that was in effect on November 2, 2017, and has not been modified in any material respect after such date. The Compensation Committee also approved, and may continue to approve, compensation that exceeds the $1 million limitation and is non-deductible. While accounting and tax treatment are relevant issues to consider, the Compensation Committee believes that stockholder interests are best served by not restricting flexibility in designing compensation programs, even though such programs may result in non-deductible compensation expenses for tax purposes.

Report of the Compensation Committee
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with Management. Based on our review and discussion with Management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021.

Daphne J. Dufresne, Chair
Eric F. Artz
James L. Muehlbauer
Peter A. Roy

Executive Compensation Tables
Summary Compensation Table—Fiscal Years 2019-2021
The following table sets forth for each of the Named Executive Officers: (i) the dollar value of base salary and non-equity incentive compensation earned during the fiscal year indicated; (ii) the aggregate grant date fair value related to all equity-based awards made to the Named Executive Officer for the fiscal year indicated; (iii) non-qualified deferred compensation earnings during the fiscal year where applicable; (iv) all other compensation for the fiscal year indicated; and (v) the dollar value of total compensation for the fiscal year indicated.
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)		Total
Steven L. Spinner	2021	$1,200,000	$—	$5,099,971	—	$2,087,136	$—	$16,258	(5)	$8,403,365
Chief Executive Officer and Chairman	2020	1,200,000	—	5,099,987	—	2,522,394	12,612	29,175		8,864,168
	2019	1,164,462	—	5,099,897	—	759,556	13,154	63,793		7,100,862
John W. Howard(6)	2021	618,750	—	1,199,989	—	717,453	—	9,923		2,546,115
Chief Financial Officer	2020	567,308	—	849,987	—	794,985	—	9,577		2,221,857
	2019	—	—	—	—	—	—	—		—
Eric A. Dorne	2021	750,000	—	1,499,969	—	869,640	—	7,742		3,127,351
Chief Operating Officer	2020	614,808	—	749,993	—	752,274	—	8,767		2,125,842
	2019	492,308	—	750,310	—	160,579	—	11,427		1,414,624
Jill E. Sutton	2021	562,500	—	1,264,970	—	539,612	—	8,608		2,375,690
Chief Legal Officer, General Counsel and Secretary	2020	498,750	—	697,487	—	524,185	—	8,631		1,729,053
	2019	458,942	40,000	697,674	—	149,696	—	157,277		1,503,589
Christopher P. Testa	2021	750,000	—	1,499,969	—	869,640	—	9,750		3,129,359
President	2020	605,769	—	899,988	—	742,774	266	10,942		2,259,739
	2019	458,654	—	899,923	—	149,601	—	11,683		1,519,861

(1)Amounts shown represent the grant date fair value of awards of time-based vesting restricted stock units and performance units at the target level, as computed under ASC 718 granted during the fiscal year indicated. For performance units, grant date fair value is calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods, excluding the effect of estimated forfeitures. These amounts do not necessarily reflect the actual amounts that were paid to, or may be realized by, the Named Executive Officer for any of the fiscal years reflected. Refer to footnotes 1 and 13 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2021 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. The grant date fair value of awards of performance units to Mr. Spinner in fiscal 2021, 2020 and 2019, assuming stretch, or maximum, level performance, was $3,824,978, $3,824,990 and $5,099,675, respectively. The grant date fair value of awards of performance units to Mr. Howard in fiscal 2021 and 2020, assuming stretch, or maximum, level performance, was $899,992 and $224,993, respectively. The grant date fair value of awards of performance units to Mr. Dorne in fiscal 2021, 2020 and 2019 assuming stretch, or maximum, level performance, was $1,124,968, $562,495 and $750,310, respectively. The grant date fair value of awards of performance units to Ms. Sutton in fiscal 2021, 2020 and 2019, assuming stretch, or maximum, level performance, was $1,073,727, $523,115 and $697,733, respectively. The grant date fair value of awards of performance units to Mr. Testa in fiscal 2021, 2020 and 2019, assuming stretch, or maximum, level performance, was $1,124,968, $674,991 and $899,676, respectively.
(2)Amounts shown for fiscal 2021 reflect payments made in fiscal 2022 under our annual cash incentive plan related to fiscal 2021 performance. Amounts shown for fiscal 2020 and 2019 reflect payments under our annual cash incentive plan for those fiscal years in fiscal 2021 and fiscal 2020, respectively. For a discussion regarding the annual cash incentive plan, see “Executive Compensation—Compensation Discussion and Analysis—Components of our Executive Compensation Program for Fiscal 2021—Performance-Based Annual Cash Incentive Compensation.”
(3)The Deferral Plans were frozen in 2019 and paid out in fiscal 2020.
(4)Represents our contributions to a 401(k) account to Messrs. Howard, Dorne, and Testa and Ms. Sutton.
(5)Represents our contributions to a 401(k) account ($9,288), commuting expenses ($209) and security assessment services ($6,761). The amounts included herein reflect travel to our corporate office in Providence, Rhode Island from his office in Pennsylvania. During fiscal 2021, Mr. Spinner experienced a security threat at his personal residence. After this event, the Board provided Mr. Spinner with this stipend to have the security features of his personal residence analyzed. No additional costs or expenses for personal security will be incurred for Mr. Spinner.
(6)Mr. Howard was not a NEO all three years, accordingly, compensation information for 2019 is not provided.

Grants of Plan-Based Awards in Fiscal 2021
The following table reflects the equity-based awards approved by the Compensation Committee on September 23, 2020 and granted by the Company in fiscal 2021:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	All Other Stock Awards (#)(3)	All Other Option Awards (#)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Steven L. Spinner	10/12/2020	—	—	—	73,402	146,804		220,206	—	—	—	2,549,985
	10/12/2020	—	—	—	—	—		—	146,804	—	—	2,549,985
	N/A	900,000	1,800,000	2,700,000	—	—		—	—	—	—	—
John W. Howard	10/12/2020	—	—	—	17,271	34,542		51,813	—	—	—	599,995
	10/12/2020	—	—	—	—	—		—	34,542	—	—	599,995
	N/A	309,375	618,750	928,125	—	—		—	—	—	—	—
Eric A. Dorne	10/12/2020	—	—	—	21,588	43,177		64,765	—	—	—	749,984
	10/12/2020	—	—	—	—	—		—	43,177	—	—	749,984
	N/A	375,000	750,000	1,125,000	—	—		—	—	—	—	—
Jill E. Sutton	10/12/2020	—	—	—	11,010	22,020		33,030	—	—	—	382,487
	10/12/2020	—	—	—	—	28,785	(5)	—	—	—	—	499,995
	10/12/2020	—	—	—	—	—		—	22,020	—	—	382,487
	N/A	232,688	465,375	698,063	—	—		—	—	—	—	—
Christopher P. Testa	10/12/2020	—	—	—	21,588	43,177		64,766	—	—	—	749,984
	10/12/2020	—	—	—	—	—		—	43,177	—	—	749,984
	N/A	375,000	750,000	1,125,000	—	—		—	—	—	—	—
(1)This column shows separately the possible payouts to the Named Executive Officers under our annual cash incentive plan for the fiscal year ended July 31, 2021 for “threshold”, “target” and “maximum” performance. Actual amounts paid for these incentives are reflected in the table included under “Summary Compensation Table—Fiscal Years 2019-2021” under the column “Non-Equity Incentive Plan Compensation.”
(2)These awards that were granted on October 12, 2020 under the 2020 Equity Incentive Plan represent the number of performance units that may be earned with a three-year performance period at “threshold,” “target” and “maximum” levels of performance. Vesting of these performance units is linked to our attaining certain levels of adjusted EPS growth for each fiscal 2021 - 2023, and adjusted ROIC and leverage for fiscal 2023. In addition, the number of performance units earned may be increased or decreased by up to 10% based on our Relative TSR for the three-year performance period. At the conclusion of the three-year performance period, the performance units may vest based on our results of these financial metrics. The performance units earned by the Named Executive Officer will be settled in the same number of shares. These performance units are described in more detail in “Executive Compensation—Compensation Discussion and Analysis—Components of Our Executive Compensation Program for Fiscal 2021—Long-term Equity-Based Incentive Program—2021 Grant of Time- and Performance-Based Vesting Restricted Stock Units.”
(3)Represents time-based vesting restricted stock units granted in fiscal 2021 to the Named Executive Officers. The RSUs vest in three equal installments beginning on October 12, 2021.
(4)For grants during fiscal 2021, the amount shown with respect to each award represents the grant date fair value of the award calculated using the assumptions described in footnote (1) of the table included under “Summary Compensation Table—Fiscal Years 2019-2021.” The grant date fair value of performance units was calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods, excluding the effect of estimated forfeitures.
(5)Represents a special performance share unit award to Ms. Sutton in recognition of her extraordinary performance during fiscal 2020, including her oversight of the Company’s business continuity planning and risk and safety programs in response to the COVID-19 pandemic, making the safety and well-being of our associates a top priority.
Outstanding Equity Awards at Fiscal 2021 Year-End
The following table summarizes information with respect to holdings of stock options and stock awards by the Named Executive Officers as of July 31, 2021. This table includes unexercised stock options, unvested time-based vesting restricted stock units and unvested performance-based vesting restricted stock units. Each equity grant is shown separately for each Named Executive Officer, except that incentive stock options and non-qualified stock options granted on the same date with the same material terms, including exercise price, vesting period and expiration date, are combined.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Steven L. Spinner	9/12/2011	17,150	—	37.82	9/12/2021	—		—	—	—
	9/13/2012	23,160	—	58.98	9/13/2022	—		—	—	—
	9/16/2013	13,130	—	67.48	9/16/2023	—		—	—	—
	9/19/2014	14,770	—	64.55	9/19/2024	—		—	—	—
	9/15/2017	—	—	—	—	5,030		166,594	—	—
	9/25/2018	—	—	—	—	26,815		888,113	—	—
	12/11/2018	—	—	—	—	33,678		1,115,415	—	—
	12/19/2019	—	—	—	—	213,300		7,064,496	—	—
	10/12/2020	—	—	—	—	146,804		4,862,148	—	—
	12/19/2019	—	—	—	—	—		—	319,949	10,596,711
	10/12/2020	—	—	—	—	—		—	220,206	7,293,223
	Totals:	68,210	—	—	—	425,627		14,096,766	540,155	17,889,934
John W. Howard	10/4/2019	—	—	—	—	73,825	(5)	2,445,084	—	—
	12/19/2019	—	—	—	—	12,547		415,557	—	—
	10/12/2020	—	—	—	—	34,542		1,144,031	—	—
	12/19/2019	—	—	—	—	—		—	18,820	623,318
	10/12/2020	—	—	—	—	—		—	51,813	1,716,047
	Totals:	—	—	—	—	120,914		4,004,672	70,633	2,339,365
Eric A. Dorne	9/12/2011	1,362	—	37.82	9/12/2021	—		—	—	—
	9/13/2012	7,700	—	58.98	9/13/2022	—		—	—	—
	9/16/2013	4,280	—	67.48	9/16/2023	—		—	—	—
	9/19/2014	4,630	—	64.55	9/19/2024	—		—	—	—
	9/15/2017	—	—	—	—	1,810		59,947	—	—
	9/25/2018	—	—	—	—	5,165		171,065	—	—
	12/11/2018	—	—	—	—	2,118		70,148	—	—
	12/19/2019	—	—	—	—	31,368		1,038,908	—	—
	10/12/2020	—	—	—	—	43,177		1,430,022	—	—
	12/19/2019	—	—	—	—	—		—	47,051	1,558,329
	10/12/2020	—	—	—	—	—		—	64,765	2,145,017
	Totals:	17,972	—	—	—	83,638		2,770,090	111,816	3,703,346
Jill E. Sutton	5/14/2018	—	—	—	—	4,572		151,425	—	—
	9/25/2018	—	—	—	—	4,860		160,963	—	—
	12/11/2018	—	—	—	—	1,835		60,775	—	—
	12/19/2019	—	—	—	—	29,172		966,177	—	—
	10/12/2020	—	—	—	—	22,020		729,302	—	—
	12/19/2019	—	—	—	—	—		—	43,757	1,449,232
	10/12/2020	—	—	—	—	—		—	28,785	953,359
	10/12/2020	—	—	—	—	—		—	33,030	1,093,954
	Totals:	—	—	—	—	62,459		2,068,642	105,572	3,496,545

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Christopher P. Testa	9/12/2011	4,370	—	37.82	9/12/2021	—	—	—	—
	9/13/2012	4,100	—	58.98	9/13/2022	—	—	—	—
	9/16/2013	3,510	—	67.48	9/16/2023	—	—	—	—
	9/19/2014	3,800	—	64.55	9/19/2024	—	—	—	—
	9/15/2017	—	—	—	—	1,345	44,546	—	—
	9/25/2018	—	—	—	—	7,290	241,445	—	—
	12/19/2019	—	—	—	—	37,641	1,246,670	—	—
	10/12/2020	—	—	—	—	43,177	1,430,022	—	—
	12/19/2019	—	—	—	—	—	—	56,461	1,869,988
	10/12/2020	—	—	—	—	—	—	64,765	2,145,017
	Totals:	15,780	—	—	—	89,453	2,962,683	121,226	4,015,005
(1)All awards granted through 2018, vested or will vest in four equal annual installments beginning on the first anniversary of the date of grant. Awards granted in 2019 and later vest in three annual installments.
(2)Market value reflects the number of unvested restricted stock units multiplied by $33.12 per share, the closing price of our common stock on the NYSE on July 30, 2021, the last business day of fiscal 2021.
(3)Represents the number of shares that may be issued pursuant to performance units at the applicable level of performance. The performance units granted in 2019 are shown at target performance while the 2020 performance units are shown at max payout, with exception of Ms. Sutton’s 2020 special PSU, which is shown at target as there is no potential for increased payout under the terms of the award.
(4)Market value reflects the number of shares that may be issued pursuant to the applicable level of performance, multiplied by $33.12 per share, the closing price of our common stock on the NYSE on July 30, 2021, the last business day of fiscal 2021.
(5)Mr. Howard's grant from October 4, 2019 will cliff vest on the third anniversary of the grant date.
Option Exercises and Stock Vested—Fiscal 2021
The following table summarizes information for the Named Executive Officers concerning exercise of stock options and vesting of RSUs and PSUs during the fiscal year ended July 31, 2021, including (i) the number of shares of stock underlying options exercised in fiscal 2021; (ii) the aggregate dollar value realized upon such exercises of stock options utilizing the actual sales price for same-day sale transactions and the closing price for any exercise and hold transactions; (iii) the number of shares of stock received from the vesting of RSUs during fiscal 2021 and any PSUs earned based on fiscal 2021 performance; and (iv) the aggregate dollar value realized upon the vesting of such RSUs and PSUs.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Steven L. Spinner	—	—	146,546	2,497,182
John W. Howard	—	—	6,273	105,324
Eric A. Dorne	—	—	47,816	815,171
Jill E. Sutton	—	—	22,506	475,098
Christopher P. Testa	—	—	50,160	854,300
(1)In connection with the vesting of RSUs and PSUs, our Named Executive Officers surrendered shares of stock to cover withholding taxes, which reduced the actual value received upon vesting. The number of shares included in this table that were surrendered was: Mr. Spinner—64,467; Mr. Dorne—17,350; Ms. Sutton—6,831 and Mr. Testa—18,502. At Mr. Howard’s election he paid cash to cover the withholding taxes. Accordingly, no shares were surrendered to cover withholding taxes for him.
(2)Represents the product of the number of shares or shares underlying units vested and the closing price of our common stock on the NYSE on the vesting date.

Pension Benefits
We do not maintain any defined benefit pension plans for Named Executives Officers.
Nonqualified Deferred Compensation—Fiscal 2021
Until February 2019, our executive officers and directors were eligible to participate in the Deferred Compensation Plan and the Deferred Stock Plan. The Deferral Plans were terminated in February 2019, and amounts therein were distributed in March 2020. Therefore, there is nothing to report for fiscal 2021.
CEO Pay Ratio
SEC rules require us to disclose the total annual compensation of Steven L. Spinner, our CEO for fiscal 2021, to the median of the total annual compensation of all employees other than Mr. Spinner, as well as the ratio of such amounts to each other (referred to as the “CEO pay ratio”). Total compensation for Mr. Spinner and our median employee is calculated in accordance with SEC rules applicable to the Summary Compensation Table. We calculated this information for the twelve (12) months ended July 31, 2021. For such period, Mr. Spinner’s total compensation was $8,403,365, our median employee’s total compensation was $54,114, and the ratio of Mr. Spinner’s total compensation to the median employee’s total compensation was 155 to 1.

To identify the median employee, we obtained payroll data for all active employees (full-time, part-time, active and seasonal) as of June 27, 2021, utilizing cash compensation as our consistently applied compensation measure. Canadian wages were converted to U.S. dollars using an average annual exchange rate for the 12 months ended June 25, 2021. Earnings for permanent employees who did not work for the entire year (i.e., new hires) were annualized. The wages of temporary employees were not annualized.
Potential Payments Upon Termination or Change-in-Control
The information below describes and quantifies the compensation that would become payable to each of our Named Executive Officers if the Named Executive Officer’s employment had terminated on July 31, 2021, given the Named Executive Officer’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits generally available to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price at the time of such event.
If an associate, including any of our Named Executive Officers, were to die or become disabled, target bonus would be paid, any unvested restricted stock units would become immediately vested (with performance units vesting at target levels of performance), and any unexercisable stock options would be cancelled and forfeited. Any vested stock options exercisable at the time of death or disability would be exercisable at any time on or before the earlier to occur of the date that is one year after such separation or the grant’s expiration date.
For a description of termination provisions in the severance and change in control agreements, see “Executive Compensation—Compensation Discussion and Analysis—Employment, Severance and Change in Control Agreements.” In addition, the 2020 Equity Incentive Plan and award agreements for long-term equity incentive awards also address some of these circumstances. The following table describes the potential payments as of July 31, 2021 upon termination of the Named Executive Officers.

Payments Upon Termination	Separation from Service Without Cause, including Resignation for Good Reason(1)		Termination without Cause not qualifying as a Separation from Service without Cause(1)		Termination Without Cause or Resignation for Good Reason following Change in Control(2)		Termination as a result of Death or Disability		Retirement		Termination for Cause, or Resignation for Other Than Good Reason
Steven L. Spinner (3)
Cash Severance Pay	$8,087,136	(4)	$8,087,136	(4)	$11,057,136	(5)	$1,800,000	(6)	$8,087,136	(4)	$—
Medical Benefits	35,000	(7)	35,000	(7)	105,000	(7)	—		35,000	(7)	—
Acceleration of Stock Options	—		—		—		—		—		—
Acceleration of Stock Awards	29,555,626	(8)	—		29,555,626	(8)	29,555,626	(8)	29,555,626	(8)	—
Total	$37,677,762		$8,122,136		$40,717,762		$31,355,626		$37,677,762		$—
John W. Howard
Cash Severance Pay	$1,342,453	(9)	$1,342,453	(9)	$3,217,453	(10)	$618,750	(6)	$—		$—
Medical Benefits	35,000	(7)	35,000	(7)	105,000	(7)	—		—		—
Acceleration of Stock Options	—		—		—		—		—		—
Acceleration of Stock Awards	1,308,770	(11)	—		5,772,021	(12)	5,772,021	(12)	—		—
Total	$2,686,223		$1,377,453		$9,094,474		$6,390,771		$—		$—
Eric A. Dorne
Cash Severance Pay	$1,619,640	(9)	$1,619,640	(9)	$3,869,640	(10)	$750,000	(6)	$—		$—
Medical Benefits	35,000	(7)	35,000	(7)	105,000	(7)	—		—		—
Acceleration of Stock Options	—		—		—		—		—		—
Acceleration of Stock Awards	2,595,482	(11)	—		5,758,442	(12)	5,758,442	(12)			—
Total	$4,250,122		$1,654,640		$9,733,082		$6,508,442		$—		$—
Jill E. Sutton
Cash Severance Pay	$1,119,612	(9)	$1,119,612	(9)	$2,685,612	(10)	$465,375	(6)	$—		$—
Medical Benefits	35,000	(7)	35,000	(7)	105,000	(7)	—		—		—
Acceleration of Stock Options	—		—		—		—		—		—
Acceleration of Stock Awards	2,465,353	(11)	—		5,200,536	(12)	5,200,536	(12)	—		—
Total	$3,619,965		$1,154,612		$7,991,148		$5,665,911		$—		$—
Christopher P. Testa
Cash Severance Pay	$1,619,640	(9)	$1,619,640	(9)	$3,869,640	(10)	$750,000	(6)	$—		$—
Medical Benefits	35,000	(7)	35,000	(7)	105,000	(7)	—		—		—
Acceleration of Stock Options	—		—		—		—		—		—
Acceleration of Stock Awards	2,891,741	(11)	—		6,262,694	(12)	6,262,694	(12)	—		—
Total	$4,546,381		$1,654,640		$10,237,334		$7,012,694		$—		$—
(1)The 2020 Equity Incentive Plan provides for certain prorated or partial vesting of shares upon Separation from Service without Cause (as defined in the 2020 Equity Incentive Plan). The severance agreements provide for cash severance benefits only, including for certain terminations without Cause that do not qualify as a Separation from Service without Cause under the 2020 Equity Plan.
(2)Amounts presented in this column assume that the Named Executive Officer is terminated without Cause or resigns for Good Reason in contemplation of or within two years following a Change in Control (each as defined in the Named Executive Officer’s applicable change in control agreement).
(3)Mr. Spinner’s separation was effective August 8, 2021.
(4)Per Mr. Spinner’s Employment Agreement, the amount represents the sum of (i) two times Mr. Spinner’s base salary as of July 31, 2021, and (ii) two times his annual cash incentive payments based on target performance for the fiscal year in which the executive was terminated and (iii) the amount of the annual cash incentive payment that he earned for fiscal 2021.
(5)Amount represents the sum of (i) 2.99 times the CEOs base salary as of July 31, 2021 (the assumed termination date), (ii) 2.99 times the CEOs annual cash incentive payment based on target performance for the fiscal year in which the executive is terminated and (iii) the amount of the CEOs annual cash incentive payment that we would have earned during the fiscal year in which the executive was terminated.
(6)Represents the target bonus opportunity paid upon death or disability.
(7)Represents the amount that the Company would be required to pay in lieu of post-termination medical benefits for the executive and the executive’s dependents.

(8)Amount represents the intrinsic value of each share of restricted stock, RSUs or unearned PSU outstanding on July 31, 2021, and which vests on an accelerated basis following the relevant termination event (as defined in the United Natural Foods, Inc. Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”) or the 2020 Equity Incentive Plan, as applicable), with unearned performance units vesting based on the “target” level of performance. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) $33.12 per share, the closing price of our common stock on the NYSE on July 30, 2021, the last business day of fiscal 2021.
(9)Amount represents the sum of (i) the NEO’s base salary, as in effect as of July 31, 2021 (the assumed termination date) and (ii) the prorated portion of the amount of the NEO’s annual cash incentive payment that the executive would have earned during the fiscal year in which the executive’s employment was terminated. Amounts in the table reflect a full year bonus amount due to the assumption of a termination at year end. If an executive were terminated during the fiscal year, this amount would be prorated.
(10)Amount represents the sum of (i) 2 times the NEO’s base salary as of July 31, 2021 (the assumed termination date), (ii) 2 times the NEO’s annual cash incentive payments based on target performance for the fiscal year in which the executive is terminated, and (iii) the amount of the NEO’s annual cash incentive payment the he or she would have earned during the fiscal year in which his or her employment was terminated
(11)Amount represents the intrinsic value of each share that will vest upon a Separation from Service without Cause, which reflects shares underlying RSUs expected to vest within 365 days of the separation date (prorated with respect to any awards granted within 365 days of the separation date) and a prorated portion of unearned PSUs that are outstanding on July 31, 2021, which vest on an accelerated basis following the relevant termination date (as defined in the 2012 Equity Plan or the 2020 Equity Incentive Plan, as applicable), with unearned performance units vesting based on the “target” level of performance. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) $33.12 per share, the closing price of our common stock on the NYSE on July 30, 2021 (the last business day of fiscal 2021). See “Compensation Discussion and Analysis—Components of Executive Compensation Program for Fiscal 2021—Other Compensation and Benefits” for more information.
(12)Amount represents the intrinsic value of each share of restricted stock, RSU or unearned PSU outstanding on July 31, 2021, and which vests on an accelerated basis following the relevant termination date (as defined in the 2012 Equity Plan or the 2020 Equity Incentive Plan, as applicable), with unearned performance units vesting based on the “target” level of performance. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) $33.12 per share, the closing price of our common stock on the NYSE on July 30, 2021 (the last business day of fiscal 2021).

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information with respect to equity awards under our equity compensation plans as of July 31, 2021.

Plans Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)
Plans approved by stockholders	7,515,162	(1)	$49.02	(1)	3,937,225	(2)
Plans not approved by stockholders	43,324	(3)	—		—
Total	7,558,486		$49.02		3,937,225
(1)Includes 601,662 stock options constituting replacement options issued in connection with our acquisition of Supervalu, 4,842,402 RSUs under the 2020 Equity Incentive Plan, 385,536 RSUs under the 2012 Equity Incentive Plan, 72,045 stock options under the 2012 Plan, 57,380 stock options under the United Natural Foods, Inc. Amended and Restated 2004 Equity Incentive, 33,223 stock options under the United Natural Foods, Inc. 2002 Stock Incentive Plan, and 1,522,914 performance share units under the 2020 Equity Incentive Plan. RSUs and PSUs do not have an exercise price because their value is dependent upon continued employment over a period of time or the achievement of certain performance goals and are to be settled for shares of common stock. Accordingly, they have been disregarded for purposes of computing the weighted-average exercise price.
(2)All shares were available for issuance under the 2020 Equity Incentive Plan. The 2020 Equity Incentive Plan authorizes grants in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units or a combination thereof but includes limits on the number of awards that may be issued in the form of restricted shares or units. The number of shares remaining available for future issuances assumes that, with respect to outstanding PSUs, the vesting criteria will be achieved at the target level.
(3)Includes shares to be issued pursuant to an inducement grant of restricted stock units made to a new hire on December 11, 2020.

As of November 15, 2021, total dilution (excluding shares available for settlement of the cash-settled Supervalu replacement RSUs, which we have committed to settle in cash) was 15.3%, compared to the 21.4% reported in last year’s proxy as of November 16, 2020, which included the additional shares approved at last year’s annual meeting. We calculate our dilution rate as the sum of grants outstanding and shares available for future awards (numerator) divided by basic common shares outstanding as if the applicable date. In addition, we do not sell shares withheld to cover taxes, and do not recycle these as available shares. Accordingly, actual dilution upon vesting of outstanding awards is less than reflected above.

Proposal 2—Ratification of Independent Registered Public Accounting Firm
The Board, upon the recommendation of the Audit Committee, has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 30, 2022, subject to ratification by stockholders at the Annual Meeting. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board is submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of KPMG LLP, the Board will consider whether to appoint KPMG LLP despite the stockholder vote or to select another independent registered public accounting firm for fiscal 2022 and possibly future years.
Representatives of KPMG LLP, which served as our independent registered public accounting firm for the fiscal year ended July 31, 2021, will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The Board unanimously recommends that stockholders vote “FOR” ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2021. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

Fees Paid to KPMG LLP
In addition to retaining KPMG LLP to audit our financial statements for fiscal 2021, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by KPMG LLP in connection with services rendered during the last two fiscal years.

Fee Category	Fiscal 2021	Fiscal 2020
Audit Fees	$4,725,996	$5,144,238
Audit-Related Fees	32,663	106,943
Tax Fees	752,838	1,620,462
All Other Fees	—	—
	$5,511,497	$6,871,643
Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, including fees related to KPMG LLP’s assessment of internal control over financial reporting, the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” For fiscal 2021 and 2020, these services primarily related to fees associated with employee benefit plan audits.
Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, cost segregation studies, tax audit defense and mergers and acquisitions.
All Other Fees consist of fees for services other than the services reported above.
The Audit Committee has considered whether the provision of the non-audit services described above by KPMG LLP is compatible with maintaining auditor independence and determined that KPMG LLP’s provision of non-audit services did not compromise its independence as our independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Our Audit Committee has adopted a written Pre-Approval Policy, under which the Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG LLP. These services may include audit services, audit-related services, tax services and other related services. Pre-approval is generally provided for up to twelve months and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG LLP and Management are required to report periodically to the Audit Committee regarding the extent of services provided by KPMG LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Under the Pre-Approval Policy, the Audit Committee has delegated pre-approval authority (subject to certain exceptions and dollar limits) to the chair of the Audit Committee who shall report any pre-approval decisions to the Audit Committee for ratification at its next scheduled meeting. During fiscal 2020, all services provided to us by KPMG LLP were pre-approved either by the Audit Committee or the chairperson of the Audit Committee acting pursuant to delegated authority in accordance with the Pre-Approval Policy.

Proposal 3—Advisory Approval of Our Executive Compensation
A Letter From Our Compensation Committee Chair
Dear Fellow Stockholders:
I am excited to serve as the new Chair of the Compensation Committee. After receiving input from many of you, our stockholders, we have taken an in-depth review of our executive compensation program to ensure it aligns with our strategic initiatives and stockholder interests. Our objective is to develop and maintain a total compensation program that attracts executive talent with the skills and experience necessary for us to achieve our Fuel the Future strategic plans; motivates and rewards those individuals fairly over time for performance that enhances stockholder value; and retains those individuals who continue to perform at or above the levels necessary to drive our success. In an effort to bring in fresh ideas, we also retained a new compensation consultant to assist us in our efforts.
In response to our recent Say on Pay results, we engaged with holders of over 50% of our outstanding stock, to discuss how we could further improve our compensation program. In response to these conversations, we made the following changes:

✓
We have no employment agreements with any of our NEOs, including our newly named CEO. We provided an offer letter to our CEO that aligns the CEO’s terms and conditions of employment with those of other executive officers and plan participants at large-- except in limited circumstances that we have clearly outlined (e.g., years of service for “retirement” treatment (from 10 to 6 years), a change in control multiple of 2.5 times versus 2, and a severance plan at 2 years versus 1 that also includes annual bonus).

✓	Equity grants for fiscal 2022 are weighted more heavily toward performance, with 60% PSUs and 40% RSUs (compared to 50%/50% in prior years).
✓	We added a revenue metric to our STI plan, which, balanced with the existing adjusted EBITDA metric, aligns with our strategy to grow sales profitably.
✓
The leverage metric has been removed from the LTI plan given significant progress on this metric in recent years toward our long-term goal, and reweighted the remaining metrics of adjusted EPS and adjusted ROIC to incentivize prudent capital investments in our business that aligns with an increase in stockholder value.

✓	Throughout fiscal 2022, we will continue to evaluate and track various ESG-related metrics for potential inclusion of relevant ESG metrics in our compensation programs in future years.
✓	Maintained disciplined equity grant practices amid rising stock price, resulting in decreased dilution.
In addition, we made several other significant governance enhancements in our executive compensation programs in recent years, as discussed in “Compensation Discussion and Analysis—Say on Pay Vote and Investor Engagement—Other Actions Responsive to Stockholder Feedback in Recent Years” above.
We believe our executive compensation program is appropriate and effective in aligning the interests of our executives with those of our stockholders. Our compensation program is designed to reinforce a sense of ownership in our Company and foster an entrepreneurial spirit. Our program drives urgency with respect to delivering significant value; and alignment of compensation incentives, including both short- and long-term awards, as well as cash and non-cash awards, to measurable pre-established corporate performance metrics. We believe we have developed a compensation program designed to deliver the objectives outlined in our new Fuel the Future strategic plan and to align your interests with those of our executives.
We ask you to vote FOR our Say on Pay and thank you for your continued support.

Sincerely,

Daphne Dufresne
Chair of Compensation Committee

You are urged to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the table under “Executive Compensation Tables—Summary Compensation Table—Fiscal Years 2019-2021” and other related compensation tables and narrative disclosure, which describe the compensation of our Named Executive Officers in fiscal 2021.

Our compensation programs are designed to maintain a pay-for-performance incentive program that includes a compensation mix weighted appropriately with annual and longer-term incentives with reasonable performance objectives, and that avoids uncapped or “all or nothing” bonus payouts that would unduly incentive risk-taking. Our cash and equity incentive programs include several design features that reduce the likelihood of excessive risk-taking, including the use of reasonably obtainable and balanced performance metrics; maximum payouts at levels deemed appropriate by the Compensation Committee; a carefully considered “peer group” – to confirm that our compensation practices are measured and appropriately competitive against comparable companies; and, a significant weighting towards long-term incentives that promote attainment of longer-term goals and reward sustainable stock, financial and operating performance over a number of years. This long-term focus and alignment toward sustainable increase in stockholder value is further enhanced when combined with our executive stock ownership guidelines. Additionally, our executive compensation recoupment policy allows us to recover bonus payments and certain performance-based equity awards under certain circumstances (recently enhanced to permit the Board to require forfeiture of incentive compensation in the event of certain misconduct causing reputational harm, and to provide for reporting of any required recoupment or forfeiture thereunder in certain circumstances).
The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in aligning the interests of our executives with those of our stockholders and incentivizing performance that supports our short- and long-term strategic objectives, and that the compensation of the Named Executive Officers in fiscal 2021 reflects and supports these compensation policies and procedures.
As required by Section 14A of the Exchange Act and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs. The Board has adopted, and stockholders have approved, a policy of providing for annual advisory votes by stockholders on executive compensation. The next such vote will occur at the next annual meeting.

The Board unanimously recommends that stockholders vote “FOR” the advisory approval of our executive compensation. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

Other Matters
Stock Ownership of Certain Beneficial Owners and Management
This table includes information regarding the amount of our common stock beneficially owned as of November 15, 2021 by (i) each of our directors, (ii) each of our executive officers named in the “Executive Compensation Tables—Summary Compensation Table—Fiscal Years 2019-2021,” (iii) all of our current directors and executive officers as a group and (iv) each person or entity known to us to own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)(3)	Percentage Ownership
Directors and Named Executive Officers:
J. Alexander Miller Douglas	—	**
Eric F. Artz	47,372	**
Ann Torre Bates	7,970	**
Gloria R. Boyland	—	**
Denise M. Clark	54,324	**
Daphne J. Dufresne	44,042	**
Michael S. Funk(4)	84,174	**
James L. Muehlbauer	68,840	**
Peter A. Roy	70,095	**
Jack Stahl	35,276	**
Eric A. Dorne	30,618	**
John W. Howard	17,701	**
Jill E. Sutton	41,730	**
Christopher P. Testa	63,880	**
Steven L. Spinner(5)	207,230	**
All current directors and executive officers, as a group (17 persons)(6)	671,771	1.2%
Other Stockholders:
BlackRock, Inc.(7)	8,621,444	14.9%
The Vanguard Group(8)	6,051,116	10.4%
Dimensional Fund Advisors LP(9)	4,095,293	7.1%
Kiltearn Partners LLP(10)	3,734,339	6.4%
**    Less than 1%
(1)The address for each listed director and executive officer is c/o United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746. The address for Kiltearn Partners LLP, Kiltearn Limited and Murdoch Murchison is Exchange Place 3, 3 Semple Street, Edinburgh, United Kingdom EH3 8BL. The address for Kiltearn Equity Global Fund is 733 Washington Road, Pittsburgh, Pennsylvania 15228.
(2)The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days after November 15, 2021, through the vesting and/or exercise of any equity award or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person.
(3)The shares of common stock shown in the table include the following numbers of shares that are issuable upon the exercise of stock options and that are exercisable within 60 days after November 15, 2021: Mr. Dorne—16,610; Mr. Testa—11,410; and Mr. Spinner—51,060. All directors and executive officers as a group—55,237.
The shares of common stock shown in the table do not include any shares issuable pursuant to restricted stock units, as no restricted stock units will vest within 60 days after November 15, 2021.
(4)Total amount includes 100 shares held by a minor child.
(5)Mr. Spinner retired from his position as CEO and Chair of the Board effective August 9, 2021. The number of shares is based on information disclosed in Mr. Spinner’s director and officer questionnaire, which he completed in August 2021, updated for the expiration of certain unexercised options in September 2021, and includes 87,295 vested PSUs that were previously deferred and delivered upon his retirement.
(6)Mr. Spinner retired in August 2021, and, accordingly, is not included in this group.
(7)Beneficial ownership information based solely on a Schedule 13G filed with the SEC on January 25, 2021 by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 8,501,531 shares and sole dispositive power with respect to 8,621,444 shares. Includes shares beneficially owned by BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited and BlackRock Fund Managers Ltd. BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares reported on the Schedule 13G.
(8)Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. The Vanguard Group reported shared voting power with respect to 57,900 shares, sole dispositive power with respect to 5,942,052 shares and shared dispositive power with respect to 109,064 shares. Includes shares beneficially owned by Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited.
(9)Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on February 16, 2021 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP reported sole voting power with respect to 3,956,334 shares and sole dispositive power with respect to 4,095,293 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, "Dimensional") may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(10)Beneficial ownership information based solely on a Schedule 13G/A jointly filed with the SEC on February 16, 2021 by Kiltearn Partners LLP, Kiltearn Limited, Murdoch Murchison and Kiltearn Global Equity Fund. Kiltearn Partners LLP, Kiltearn Limited and Murdoch Murchison each reported shared voting power and shared dispositive power with respect to 3,734,339 shares. Kiltearn Global Equity Fund reported shared voting power and shared dispositive power with respect to 1,910,431 shares.

Stockholder Proposals for the Next Annual Meeting of Stockholders
Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement for the next annual meeting of Stockholders must be submitted to our Corporate Secretary at 313 Iron Horse Way, Providence, Rhode Island 02908, no later than the close of business on July 26, 2022. We strongly encourage stockholders interested in submitting a proposal to contact legal counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.
We have also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our Fourth Amended and Restated Bylaws (the “Bylaws”). For the next annual meeting of stockholders, notice of proxy access director nominations must be submitted to the Corporate Secretary at the address specified above no earlier than June 26, 2022 and no later than July 26, 2022.
Our Bylaws also establish an advance notice procedure with regard to stockholder proposals and director nominations. If a stockholder wishes to present a proposal before the next annual meeting of stockholders or to nominate a director for election, but does not wish (or is not entitled) to have the proposal or director nomination considered for inclusion in our proxy statement, such stockholder must give written notice to our Corporate Secretary at the address noted above, which notice must be received by our Corporate Secretary no earlier than August 14, 2022 and no later than September 13, 2022. The stockholder’s submission must include certain specified information concerning the proposal or director nominee and the stockholder, including such stockholder’s ownership of our common stock, as described in more detail in our Bylaws. As we will not entertain any proposals at the annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal.
See “Proposal 1—Election of Directors—Stockholder Director Recommendations and Proxy Access” for further information on the requirements in our Bylaws related to proxy access and our advance notice procedures.

Information About the Meeting
Record Date and Share Ownership
Only stockholders of record on our books at the close of business on Monday, November 15, 2021 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. As of the close of business on November 15, 2021, we had 57,972,570 shares of common stock outstanding. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the Annual Meeting. Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report to Stockholders for the fiscal year ended July 31, 2021, were first made available to stockholders of record as of the Record Date on or about November 23, 2021. The Board is making these materials available to you on the Internet or, upon your request, is delivering printed versions of these materials to you without charge by mail. On or about November 23, 2021, we mailed to all stockholders of record as of the Record Date the Notice of Proxy Availability, which contains instructions on how to access these materials and vote. Stockholders of record who have previously elected to receive a full set of proxy materials in hard copy will receive such materials in lieu of the Notice of Proxy Availability.
We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2021, as filed with the SEC, without exhibits. Please address all such requests to United Natural Foods, Inc., 11840 Valley View Road, Eden Prairie, MN 55344, Attn: Investor Relations or via email to InvestorRelations@unfi.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.
Submitting and Revoking Your Proxy
If you complete and submit a proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:
FOR the election of Eric F. Artz, Ann Torre Bates, Gloria R. Boyland, Denise M. Clark, J. Alexander Miller Douglas, Daphne J. Dufresne, Michael S. Funk, James L. Muehlbauer, Peter A. Roy and Jack Stahl as directors to serve until the next annual meeting of stockholders (Proposal 1);
FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 30, 2022 (Proposal 2); and
FOR the approval, on an advisory basis, of our executive compensation (Proposal 3).
If other matters come before the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the Annual Meeting.
You may revoke or revise your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting via the Internet while attending the virtual Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to our corporate secretary at 313 Iron Horse Way, Providence, Rhode Island 02908. Attendance at the Annual Meeting virtually through the Internet will not itself be deemed to revoke your proxy unless you vote via the Internet while attending the Annual Meeting. Your latest dated proxy card or telephone or Internet proxy at the time of the meeting is the one that is counted.
How to Vote
For Proposal 1, you may vote “FOR” or “AGAINST” each of the nominees to the Board. You may also abstain from voting “FOR” or “AGAINST” any nominee. For Proposals 2 and 3 you may vote “FOR” or “AGAINST” or abstain from voting.
Stockholders of Record
If you are a stockholder of record, there are four ways to vote:
•by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;
•by making a toll-free telephone call within the United States or Canada using a touch-tone telephone to the toll-free number provided on your Notice of Proxy Availability;
•by voting on the Internet before the meeting; or
•by voting on the Internet during the meeting.

To vote on the Internet before the meeting, go to the website address indicated on your Notice of Proxy Availability to complete an electronic proxy card prior to the Annual Meeting. You will be asked to provide the control number from the Notice of Proxy Availability. You may also vote on the Internet while attending the meeting virtually through the Internet.
If you plan to vote by telephone or Internet in advance of the meeting, your vote must be received by 11:59 p.m., Eastern Standard Time, on January 10, 2021 to be counted. Internet voting during the Annual Meeting is also permissible through the virtual web meeting hosted at www.virtualshareholdermeeting.com/unfi2022. If you wish to vote at the Annual Meeting while attending virtually, you must have your 16-digit control number from your Notice of Proxy Availability.
Street Name Holders
If you hold your shares of common stock in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name.” If you hold your shares in street name, these proxy materials will be forwarded to you by your broker, bank or other nominee and you should follow the voting instructions provided by your broker, bank or other nominee. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. You may not vote directly any shares you beneficially own that are held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee on how to vote your shares. You may complete and return a voting instruction card to your broker, bank or other nominee. Please check your Notice of Proxy Availability or contact your bank, broker or other nominee for more information. If you hold your shares in street name and wish to vote while attending the virtual Annual Meeting, you must have your 16-digit control number from your Notice of Proxy Availability.
We provide Internet proxy voting to allow you to vote your shares online both before and during the meeting, with procedures designed to confirm the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Broker Non-Votes and Proxy Solicitation

If you do not provide your broker instructions on how to vote your shares on non-discretionary items, a “broker non-vote” will occur. Proposals 1 and 3 are non-discretionary items for which your broker will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of KPMG LLP) is a discretionary item, and your broker may vote your shares in its discretion even without voting instructions from you. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum but will not otherwise have any effect on the outcome of the vote on Proposals 1 and 3.

In addition to solicitations by mail and the Internet, our directors, officers and employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. In addition, we have retained Saratoga Proxy Consulting, LLC, to assist in the solicitation of proxies for a fee of $15,000 plus associated costs and expenses. We will request brokerage houses, banks, and nominees to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses, banks and other nominees for their reasonable expenses in connection with this distribution.
Quorum
Presence by attendance through the virtual Annual Meeting, or by proxy, of a majority of the shares of common stock outstanding at the close of business on the Record Date and entitled to vote at the Annual Meeting will be required for a quorum at the meeting. Shares of common stock present by attendance through the virtual Annual Meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.
Votes Required
Proposal 1 (election of a total of ten nominees as directors) is an uncontested director election. In uncontested elections, our Bylaws require that each nominee be elected by a majority of votes cast with respect to such nominee. Therefore, a director will be elected if the number of shares voted “FOR” the director exceeds the number of shares voted “AGAINST” the director. Since each nominee is already a director, our Bylaws require any nominee who does not receive the affirmative vote of at least a majority of the votes cast to offer to tender his or her resignation to the Board. The Nominating and Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board will act on such recommendation within 90 days from the date of the certification of the election results. Abstentions and broker non-votes will have no effect on this item because they are not considered votes cast.

For each of Proposal 2 (ratification of the selection of KPMG LLP) and Proposal 3 (advisory approval of our executive compensation), the affirmative vote of a majority of votes cast on the proposal is necessary for approval. Abstentions (in the case of Proposals 2 and 3) and broker non-votes (in the case of Proposal 3) will have no effect on the results because they are not considered votes cast.
Attending the Annual Meeting
We will be hosting a fully virtual Annual Meeting, as we have done for several years, live via the Internet. There will be no in-person meeting. We believe that hosting the Annual Meeting via the Internet encourages greater attendance and participation, including from investors who could not otherwise travel to attend our meeting, by providing virtual access and the ability to submit questions to be answered by Management or directors online during and prior to the Annual Meeting. In addition, this format eliminates certain costs associated with holding an in-person meeting.
A summary of the information you need to attend the Annual Meeting online is provided below:
•Any stockholder as of the Record Date can attend the Annual Meeting virtually through the Internet at www.virtualshareholdermeeting.com/unfi2022.
•Meeting starts at 4:00 p.m. Eastern Standard Time, with log-in at 3:45 p.m. on Tuesday, January 11, 2022.
•If attending the Annual Meeting virtually through the Internet, please have your 16-digit control number provided on your Notice of Proxy Availability to enter the Annual Meeting.
•If you hold your shares in street name and wish to vote while attending the virtual Annual Meeting, you must have your 16-digit control number from your Notice of Proxy Availability.
•Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/unfi2022.
•Stockholders may vote and, subject to any rules of conduct posted on the Annual Meeting website, submit questions while attending the Annual Meeting through the Internet. If your question is properly submitted during the relevant portion of the meeting agenda, we will do our best to respond to your question during the live webcast as time permits. We may consolidate answers to similar questions, and will prioritize questions from stockholders who identify themselves by name. We will post responses to questions that we do not have sufficient time to answer during the meeting on our website.
•If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In either of these situations, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/unfi2022. If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.
•Webcast replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/unfi2022 until January 11, 2023.
Before the meeting, you may post any questions to be answered at the meeting at www.proxyvote.com. You may also ask questions during the meeting, as described above.
Householding
We have adopted a procedure for stockholders whose shares are held in street name called “householding,” pursuant to which stockholders of record who have the same address and the same last name will receive only one Notice of Proxy Availability each and, as applicable, one set of any additional proxy materials that are delivered, unless one or more of these stockholders notifies us that they wish to continue receiving multiple copies. This procedure provides extra convenience for stockholders and a cost savings for us. Currently, we are not providing householding to stockholders of record.
If at any time you no longer wish to participate in householding and would prefer to receive a separate Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered, or if your shares are held in street name and you are receiving multiple copies of our Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered and wish to receive only one, please notify your bank, broker or other nominee. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to our Investor Relations Department at (401) 528-8634 or United Natural Foods, Inc., 11840 Valley View Road, Eden Prairie, MN 55344, Attn: Investor Relations.

Stockholders who participate in householding will continue to receive separate control numbers for use in voting their shares, and, if requested, separate proxy cards.

The Board hopes that stockholders will attend the Annual Meeting on the Internet through a virtual web conference. Regardless of whether you plan to attend the Annual Meeting, you are urged to vote via the Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card as soon as possible so that your shares are represented at the Annual Meeting. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the Annual Meeting may revoke their proxies and cast their votes electronically over the Internet through the virtual Annual Meeting.

By Order of the Board of Directors,

Jack Stahl
Independent Chair of the Board
November 23, 2021

Annex A
Reconciliation of Non-GAAP Performance Metrics

This proxy statement refers to the non-GAAP financial measure of adjusted EBITDA used by the Company in evaluating our performance for purposes of our executive compensation program. We believe the non-GAAP financial measure provides investors with useful supplemental information about the performance of our business and insight into the metrics we use for executive compensation purposes.

Non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore may not be comparable with calculations of similar measures for other companies. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measure.

Capitalized terms used in the notes to this table but not defined in this proxy statement are used as defined in the notes to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021 (the “Annual Report”), to which you should refer for further information.

Reconciliation of Net income from continuing operations and Income from discontinued operations, net of tax to Adjusted EBITDA (unaudited)
(in millions)

Fiscal Year Ended July 31, 2021 (52 weeks)
Net income from continuing operations	$149
Adjustments to continuing operations net income
Less net income attributable to noncontrolling interests	(6)
Net periodic benefit income, excluding service cost(1)	(85)
Interest expense, net	204
Other, net	(8)
Provision for income taxes	34
Depreciation and amortization	285
Share-based compensation	49
Restructuring, acquisition and integration related expenses(2)	56
Gain on sale of assets	(4)
Multiemployer pension plan withdrawal charges(3)	63
Other retail expense(4)	5
Adjusted EBITDA of continuing operations	742
Adjusted EBITDA of discontinued operations(5)	4
Adjusted EBITDA	746
Allentown start-up costs(6)	9
Adjusted EBITDA Annual Cash Incentive Plan	$755

Income from discontinued operations, net of tax(5)	$6
Adjustments to discontinued operations net income:
Benefit for income taxes	(1)
Restructuring, store closure and other charges, net(7)	(1)
Adjusted EBITDA of discontinued operations(5)	$4

(1)Includes a postretirement settlement gain of $17 million associated with the termination of remaining corporate plans.
(2)Primarily reflects costs associated with advisory and transformational activities as we position our business for further value-creation post Supervalu acquisition, as well as costs associated with distribution center consolidations. Refer to Note 4—Restructuring, Acquisition and Integration Related Expenses in Part II, Item 8 of the Annual Report on Form 10-K for additional information.
(3)Includes charges related to withdrawal liabilities from three Retail multiemployer pension plans.
A-1

(4)Reflects expenses associated with event-specific damages to certain retail stores.
(5)We believe the inclusion of discontinued operations results within Adjusted EBITDA provides investors a meaningful measure of performance.
(6)Compensation Committee approved adjustment to Adjusted EBITDA for expenses incurred in connection with the startup of our new Allentown, PA distribution center.
(7)Amounts represent store closure charges and costs, operational wind-down and inventory charges, asset impairment charges and income related to severance benefit related to discontinued operations.

Adjusted EBITDA is a non-GAAP performance metric. We define adjusted EBITDA as a consolidated measure inclusive of continuing and discontinued operations results, which we reconcile by adding Net income (loss) from continuing operations, less net income attributable to noncontrolling interests, plus non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other, net, plus Provision (benefit) for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, Restructuring, acquisition and integration related expenses, Goodwill impairment charges, (Gain) loss on sale of assets, certain legal charges and gains, certain other non-cash charges or other items, as determined by management, plus Adjusted EBITDA of discontinued operations calculated in a manner consistent with the results of continuing operations, outlined above.
A-2

UNFI
BETTER FOOD. BETTER FUTURE.

UNITED NATURAL FOODS, INC.
313 IRON HORSE WAY
PROVIDENCE, RI 02908
ATTN: JOHN HOWARD

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on January 10, 2022 for shares held directly. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/unfi2022**

You may attend the Meeting on January 11, 2022 on the Internet at the website above and vote during the Meeting. Have available the information that is printed in the box marked by the arrow on the Notice regarding availability of Proxy Materials separately sent to you and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on January 10, 2022 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D62826-P63068 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

UNITED NATURAL FOODS, INC.

The Board of Directors recommends you vote FOR each of the following nominees and FOR proposals 2 and 3:

	For	Against	Abstain
1a. Eric F. Artz	☐	☐	☐
1b. Ann Torre Bates	☐	☐	☐
1c. Gloria R. Boyland	☐	☐	☐
1d. Denise M. Clark	☐	☐	☐
1e. J. Alexander Miller Douglas	☐	☐	☐
1f. Daphne J. Dufresne	☐	☐	☐
1g. Michael S. Funk	☐	☐	☐
1h. James L. Muehlbauer	☐	☐	☐
1i. Peter A. Roy	☐	☐	☐
1j. Jack Stahl	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the 2021 Annual Report to Stockholders, which contains our Annual Report on Form 10-K, are available at www.proxyvote.com.

D62827-P63068

UNITED NATURAL FOODS, INC.
Annual Meeting of Stockholders
January 11, 2022, 4:00 PM EST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) each of J. Alexander Miller Douglas and Jill E. Sutton as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) J. Alexander Miller Douglas and Jill E. Sutton to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of UNITED NATURAL FOODS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, January 11, 2022 at 4:00 PM Eastern Standard Time on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/unfi2022.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TEN NOMINEES TO THE BOARD OF DIRECTORS, FOR EACH OF PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be marked, signed and dated on reverse side